Exhibit 2.2

ACQUISITION AGREEMENT

AMONG

AUTOBYTEL INC.,

AUTOBYTEL LONESTAR CORP.,

iDRIVEONLINE, INC.,

AND

THE SHAREHOLDERS

OF iDRIVEONLINE, INC.

April 7, 2004

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(continued)

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(continued)

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(continued)

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(continued)

		Page
9.9	Assignment	51
9.10	Successors and Assigns	52
9.11	Titles and Subtitles	52
9.12	Amendments	52
9.13	Waivers	52

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ACQUISITION AGREEMENT

This ACQUISITION AGREEMENT (this “Agreement”) is made and entered into as of April 7, 2004, among AUTOBYTEL INC., a Delaware corporation (“Autobytel”), AUTOBYTEL LONESTAR CORP., a Delaware corporation and wholly-owned subsidiary of Autobytel (“Merger Sub”), iDriveonline, Inc., a Texas corporation (“Target”), and the shareholders of Target listed on the signature pages hereto, including any Joinder Agreement (each a “Shareholder,” and collectively the “Shareholders”).

RECITALS

A. The Board of Directors of Target (i) has determined that the Merger (as defined in Section 2.1 below) and the other transactions contemplated by this Agreement are advisable, fair and in the best interests of its Shareholders, and (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, including, but not limited to, the provisions set forth in Section 8.6 hereof.

B. Each Shareholder, by his, her or its execution and delivery of this Agreement or a Joinder Agreement, adopts and approves this Agreement, the Merger, and the transactions contemplated hereby and thereby, and agrees that such execution and delivery shall be conclusive evidence of such adoption and approval for all purposes.

C. The Board of Directors of Merger Sub (i) has determined that the Merger and the other transactions contemplated by this Agreement are advisable, fair and in the best interests of its sole stockholder, Autobytel, and (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

D. The Board of Directors of Autobytel has approved this Agreement, the Merger and the other transactions contemplated by this Agreement. Execution and delivery of this Agreement by Autobytel shall be conclusive evidence of the approval by Autobytel, in its capacity as the sole stockholder of Merger Sub, of this Agreement, the Merger, and the transactions contemplated hereby and thereby.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS

The following capitalized terms, when used in this Agreement, including its preamble and recitals, shall have the following meanings, such meanings to be equally applicable to the singular and plural forms thereof unless the context requires otherwise:

“AAA” shall have the meaning set forth in Section 9.7(a) hereof.

“Agreement” shall mean this Acquisition Agreement.

“Articles of Incorporation” shall have the meaning set forth in Section 3.1 hereof.

“Assumed Debt” shall mean the aggregate amount of (a) all obligations for money borrowed (which, for clarity, shall not include accounts payable, whether current of past due), (b) capital lease obligations (as such terms are defined under GAAP) set forth on Target’s unaudited balance sheet as of the close of business on the day immediately preceding the Closing Date, and (c) any payable to Main Street resulting from Main Street exercising the put rights specified in Section 2.3 of the Main Street Warrant, as certified by Target pursuant to Section 7.3(m); provided, that in no event shall the aggregate amount of Assumed Debt exceed $1.5 million.

“Audit Date” shall have the meaning set forth in Section 8.6(a) hereof.

“Audit Notice” shall have the meaning set forth in Section 8.6(a) hereof.

“Audited Assumed Debt” shall mean the actual amount of Assumed Debt of Target, if any, as of the close of business on the day immediately preceding the Closing Date, determined in accordance with Section 8.6.

“Audited Cash” shall mean the actual amount of cash of Target, if any, as of the close of business on the day immediately preceding the Closing Date, determined in accordance with Section 8.6; it being understood that Audited Cash shall (a) be calculated prior to any adjustments required by Section 2.6(b), whether as originally calculated prior to the Effective Time or as part of the Recalculation, and (b) include any cash, up to a maximum of $110,000, received by the Surviving Corporation concurrently with the Closing from the repayment of Shareholder Notes.

“Audited Working Capital” shall mean the actual amount of Working Capital of Target as of the close of business on the day immediately preceding the Closing Date, as determined in accordance with Section 8.6; it being understood that Audited Working Capital shall (a) be calculated prior to any adjustment required by Section 2.6(b), whether as originally calculated prior to the Effective Time or as part of the Recalculation, (b) include any cash, up to a maximum of $110,000, received by the Surviving Corporation concurrently with the Closing from the repayment of Shareholder Notes, and (c) exclude any obligation included in Audited Assumed Debt.

“Autobytel” shall have the meaning set forth in the preamble hereof.

“Autobytel Balance Sheet” shall have the meaning set forth in Section 4.5 hereof.

“Autobytel Common Stock” shall mean the common stock, par value $0.001 per share, of Autobytel.

“Autobytel Disclosure Schedule” shall have the meaning set forth in Article IV hereof.

“Autobytel Financial Statements” shall have the meaning set forth in Section 4.5 hereof.

“Autobytel SEC Documents” shall have the meaning set forth in Section 4.5 hereof.

“Balance Sheet Date” shall mean February 29, 2004.

“Bylaws” shall have the meaning set forth in Section 3.1 hereof.

“Cash” shall mean the actual amount of cash (determined in accordance with GAAP), if any, set forth on Target’s unaudited balance sheet as of the close of business on March 31, 2004, as certified by Target pursuant to Section 7.3(m); provided, that up to an aggregate of $50,000 in Professional Fees actually paid by Target in connection with the Merger and the transactions contemplated hereby shall be added to Cash.

“CERCLA” shall have the meaning set forth in Section 3.16(b) hereof.

“Certificate of Merger” shall mean the Certificate of Merger attached hereto as Exhibit A.

“Certificates” shall have the meaning set forth in Section 2.7(a) hereof.

“Closing” shall have the meaning set forth in Section 2.2 hereof.

“Closing Date” shall have the meaning set forth in Section 2.2 hereof.

“COBRA” shall have the meaning set forth in Section 3.9(h) hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Copyrights” shall mean copyrights and registrations and applications therefor, as well as mask work rights.

“Delaware Law” shall mean the Delaware General Corporation Law.

“Disclosure Schedule” shall have the meaning set forth in Article III hereof.

“Dispute” shall have the meaning set forth in Section 9.7(a) hereof.

“Effective Time” shall have the meaning set forth in Section 2.2 hereof.

“Employment Contracts” shall have the meaning set forth in Section 3.9(a) hereof.

“Escrow Agent” shall have the meaning ascribed to such term in the Indemnification Escrow Agreement.

“Escrowed Consideration” shall have the meaning set forth in Section 2.7(a) hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” shall have the meaning set forth in Section 2.6(a)(i) hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“ERISA Affiliate” shall have the meaning set forth in Section 3.9(e) hereof.

“Final Merger Consideration Determination” shall have the meaning set forth in Section 8.6(c) hereof.

“Financial Statements” shall have the meaning set forth in Section 3.5 hereof.

“GAAP” shall mean generally accepted accounting principles recognized in the United States.

“Governmental Entity” shall mean any government or subdivision thereof, domestic, foreign or supranational or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational.

“Hazardous Materials” shall have the meaning set forth in Section 3.16(b) hereof.

“Indemnification Escrow Agreement” shall mean the Indemnification and Escrow Agreement attached hereto as Exhibit C.

“Intellectual Property Rights” shall mean all rights arising from or in respect of Marks, Patents, Copyrights, Trade Secrets, or Software.

“Joinder Agreement” shall have the meaning set forth in Section 6.9 hereof.

“IRS” shall have the meaning set forth in Section 3.3(b) hereof.

“Licensed Software” shall have the meaning set forth in Section 3.10(e) hereof.

“Main Street” shall mean Main Street Mezzanine Fund, LP, a Delaware limited partnership.

“Main Street Warrant” shall mean those certain Warrants to Purchase Common Shares of iDriveonline, Inc., dated May 6, 2003, and issued by Target to Main Street.

“Majority Holders” shall mean the holders of Target Capital Stock representing more than fifty percent (50%) of the voting power of Target.

“Management Employment Agreements” shall mean the Employment Agreements attached hereto as Exhibit D.

“Marks” shall mean fictional business names, trade names, trademarks, services marks, logos, Internet domain names, and general intangibles of a like nature.

“Material Adverse Effect” with respect to any Person means any effect that individually or taken together with other effects is materially adverse to (i) the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such Person and its subsidiaries, taken as a whole, or (ii) the ability of such Person to consummate the transactions contemplated by this Agreement; provided, however, that no Material Adverse Effect shall be deemed to have occurred as a result of (A) such Person’s failure to meet or exceed Wall Street research analysts’ or such entity’s internal earnings estimates or projections, (B) general economic conditions affecting generally the industry in which such Person competes, (C) general market conditions in the United States or (D) any adverse effect resulting from the announcement of this Agreement or the Merger, or any other similar transaction.

“Material Contracts” shall have the meaning set forth in Section 3.11 hereof.

“Merger” shall have the meaning set forth in Section 2.1 hereof.

“Merger Cash” shall have the meaning set forth in Section 2.6(a)(ii) hereof.

“Merger Consideration” shall have the meaning set forth in Section 2.6(a)(ii) hereof.

“Merger Sub” shall have the meaning set forth in the preamble hereof.

“Merger Sub Common Stock” shall have the meaning set forth in Section 2.6(e) hereof.

“Owned Marks” shall have the meaning set forth in Section 3.10(a) hereof.

“Owned Software” shall have the meaning set forth in Section 3.10(e) hereof.

“Owned Trade Secrets” shall have the meaning set forth in Section 3.10(d) hereof.

“Patents” shall mean patents and patent applications therefor, including, without limitation, continuation, divisional, continuation-in-part, or reissue patent applications and patents issuing thereon.

“Pension Plan” shall have the meaning set forth in Section 3.9(a) hereof.

“Person” shall mean any natural person, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, or other entity.

“Plans” shall have the meaning set forth in Section 3.9(a) hereof.

“Professional Fees” shall mean investment banking, legal, accounting and other professional fees and expenses incurred by Target in connection with the Merger and the transactions contemplated hereby.

“Pro Rata Share” shall mean, in respect of each Shareholder, that percentage determined by dividing (a) the aggregate value of the Merger Consideration to which such Shareholder is entitled at the Effective Time pursuant to Section 2.6(a), by (b) the aggregate value of the Merger Consideration to which all Shareholders are entitled at the Effective Time pursuant to Section 2.6(a); it being understood that the value of any shares of Autobytel Common Stock shall be determined based on the Trading Average.

“Recalculation” shall have the meaning set forth in Section 8.6(b)(ii) hereof.

“Recalculation Notice” shall have the meaning set forth in Section 8.6(b)(ii) hereof.

“Recalculation Response Notice” shall have the meaning set forth in Section 8.6(b)(iii) hereof.

“Registration Rights Agreement” shall mean the Registration Rights Agreement attached hereto as Exhibit E.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Shareholder” and “Shareholders” shall have the meaning set forth in the preamble hereof.

“Shareholder Notes” shall mean any and all promissory notes payable to Target by its shareholders, employees, officers, and directors.

“Shareholders Notice” shall have the meaning set forth in Section 8.6(a) hereof.

“Shareholders Representative” shall have the meaning set forth in Section 8.6(a) hereof.

“Software” shall mean computer programs, including, without limitation, software implementations of algorithms, models and methodologies, whether in source code or object code, databases and compilations, flow-charts and/or other work product used to design, plan, organize, or develop any of the foregoing.

“Surviving Corporation” shall have the meaning set forth in Section 2.1 hereof.

“Target” shall have the meaning set forth in the preamble hereof.

“Target Capital Stock” shall have the meaning set forth in Section 2.6(a) hereof.

“Target Common Stock” shall have the meaning set forth in Section 2.6(a) hereof.

“Target Options” shall have the meaning set forth in Section 2.6(d) hereof.

“Target Preferred Stock” shall have the meaning set forth in Section 2.6(a) hereof.

“Target Warrants” shall mean warrants to purchase Target Capital Stock.

“Taxes” shall mean all net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, employment, excise, goods and services, severance, stamp, occupation, premium, property, assessments, or other governmental charges of any kind whatsoever, together with any interest, fines and any penalties, additions to tax or other additional amounts incurred, accrued with respect thereto, assessed, charged or imposed under applicable federal, state, local or foreign tax law; it being understood that any interest, penalties, additions to tax or additional amounts that relate to Taxes for any taxable period (including any portion of any taxable period) ending on or before the Closing Date shall be deemed to be Taxes for such period, regardless of when such items are incurred, accrued, assessed or charged.

“Tax Returns” shall have the meaning set forth in Section 3.27(b) hereof.

“Texas Law” shall mean the Texas Business Corporation Act, as amended.

“Texas Merger Filing” shall have the meaning set forth in Section 2.1 hereof.

“Trade Secrets” shall mean know-how, inventions, discoveries, concepts, methods, processes, designs, formulae, technical data, drawings, specifications, data bases, and other proprietary and confidential information, including customer lists.

“Trading Average” shall mean $12.75.

“Welfare Plan” shall have the meaning set forth in Section 3.9(a) hereof.

“Working Capital” shall mean (i) the sum of cash, accounts receivable, inventory (valued on a first in, first out basis), prepaids, income tax receivables, and other current assets of Target, but excluding any and all Shareholder Notes, as of the close of business on March 31, 2004, less (ii) the sum of all accounts payable, accrued wages, income tax payable, and all other current liabilities of Target, including incurred and/or paid Professional Fees, as of the close of business on March 31, 2004, in each case determined in accordance with GAAP applied consistently with Target’s past practices (including any exceptions to GAAP disclosed on Section 3.5 of the Disclosure Schedule), but excluding any item included in Assumed Debt; provided, that up to an aggregate of $50,000 in Professional Fees incurred and/or paid by Target in connection with the Merger and the transactions contemplated hereby shall be added to Working Capital.

ARTICLE II.

THE MERGER

2.1 The Merger. At the Effective Time (as defined in Section 2.2) and subject to and upon the terms and conditions set forth in this Agreement, the Certificate of Merger, the Articles of Merger attached hereto as Exhibit B (the “Texas Merger Filing”), and the applicable provisions of Delaware Law and Texas Law, Target shall be merged with and into Merger Sub (the “Merger”), the separate corporate existence of Target shall cease, and Merger Sub shall continue as the surviving corporation and wholly-owned subsidiary of Autobytel. Merger Sub, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

2.2 Closing; Effective Time. The closing of the transactions contemplated hereby (the “Closing”) shall take place as soon as practicable after the satisfaction or waiver (by the party entitled to waive) of each of the conditions set forth in Article VII hereof or at such other time as agreed upon by Autobytel and Target (the “Closing Date”). The Closing shall take place at the offices of Paul, Hastings, Janofsky & Walker LLP, 55 2nd Street, 24th Floor, San Francisco, California 94105, or at such other location as agreed upon by Autobytel and Target. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing (a) the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law, and (b) the Texas Merger Filing with the Secretary of State of the State of Texas in accordance with the relevant provisions of Texas Law (the time of such filings being the “Effective Time”).

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger, the Texas Merger Filing, and the applicable provisions of Delaware Law and Texas Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of Target and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4 Certificate of Incorporation; Bylaws.

(a) Certificate of Incorporation. At the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with Delaware Law; provided, that Article First thereof shall be amended to read as follows: “The name of this corporation is Real Performance Marketing, Inc. (the “Corporation”).”

(b) Bylaws. At the Effective Time the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the terms thereof.

2.5 Directors and Officers. The initial directors of the Surviving Corporation immediately after the Merger shall be the directors of Merger Sub in office at the Effective Time, each to hold office until his or her respective successor is duly elected or appointed and qualified. The initial officers of the Surviving Corporation immediately after the Merger shall be the officers of Merger Sub in office at the Effective Time, each to hold office until his or her respective successor is duly appointed.

2.6 Effect on Capital Stock. By virtue of the Merger and without any action on the part of Merger Sub, Target, or the holders of any of the following securities:

(a) Conversion of Target Capital Stock. At the Effective Time, each share of Common Stock, no par value, of Target (the “Target Common Stock”), and Preferred Stock, no par value, of Target (the “Target Preferred Stock,” and together with the Target Common Stock, the “Target Capital Stock”), outstanding immediately prior to the Effective Time, other than any shares of Target Capital Stock to be canceled pursuant to Section 2.6(c), shall be canceled and extinguished and be converted automatically into the right to receive:

(i) that number of shares of Autobytel Common Stock determined by dividing (A) the quotient of $6.05 million and the Trading Average, by (B) that number of shares of Target Capital Stock (on an as converted to Target Common Stock basis) outstanding immediately prior to the Effective Time (the “Exchange Ratio”);

(ii) cash in an amount determined by dividing $4.95 million less Assumed Debt (the “Merger Cash,” and together with the shares described in clause (i), the “Merger Consideration”) by that number of shares of Target Capital Stock (on an as converted to Target Common Stock basis) outstanding immediately prior to the Effective Time; provided, that in no event shall the Merger Consideration (valuing any shares of Autobytel Common Stock at the Trading Average) exceed $11.0 million and, provided further, that the amount of Merger Cash shall be subject to adjustment as provided in Section 2.6(b) and Section 8.6(c); and

(iii) notwithstanding Section 2.6(a)(i) and Section 2.6(a)(ii) above, the Shareholders may, at their sole option and discretion, allocate the Merger Consideration among themselves in a manner or in a proportion different than set forth in this Section 2.6(a), as long as all of the Shareholders agree and consent in writing to such allocation and provide evidence reasonably acceptable to Autobytel of the same; provided, that such allocation would not reasonably be expected to violate any applicable law or regulation, as determined by Autobytel in good faith. As of the date hereof, the Shareholders hereby unanimously agree that the Merger Consideration will be allocated as set forth on Schedule 2.6(a)(iii). The Shareholders may amend such allocation prior to the Closing Date, so long as such amended allocation is delivered to Autobytel at least three (3) days prior to the Closing Date and Autobytel receives evidence to its reasonable satisfaction that such amended allocation was unanimously agreed to in writing by the Shareholders. Any such amended allocation shall be attached to this Agreement as Schedule 2.6(a)(iii)-A and shall replace and supercede Schedule 2.6(a)(iii) in its entirety.

(b) Adjustments to Merger Consideration.

(i) If Target does not have Working Capital of at least $100,000 and Cash of at least $200,000, the Merger Cash shall be reduced by an amount necessary to make up the greater of the shortfalls; it being understood that if such a reduction is made and the Shareholders have made an election pursuant to Section 2.6(a)(iii), the amount of Merger Consideration that each Shareholder shall be entitled to receive shall not be determined in accordance with Schedule 2.6(a)(iii), but instead in accordance with Schedule 2.6(b)(i), which schedule (a) shall be delivered to Autobytel at least three (3) days prior to the Closing Date, along with evidence to Autobytel’s reasonable satisfaction, that such amended allocation was unanimously agreed to in writing by the Shareholders, and (b) shall be attached to this Agreement; it being understood that the allocation set forth on such schedule shall not reduce the amount of Merger Cash or the value of the shares of Autobytel Common Stock (valued at the Trading Average) to be placed into escrow pursuant to Section 2.7(a)(i)-(ii).

(ii) Notwithstanding anything to the contrary in this Agreement or any other document relevant to the Merger, under no circumstances whatsoever will the amount of Autobytel Common Stock issued as Merger Consideration be less than fifty percent (50%) of the aggregate Merger Consideration, taking into account any adjustments thereto, including adjustments pursuant to Section 8.6. Furthermore, solely for purposes of determining whether the condition set forth in this Section 2.6(b)(ii) has been satisfied, (A) the value of the shares of Autobytel Common Stock issued in the Merger shall be calculated as of the Effective Time, without regards to the Trading Average, and (B) only the actual aggregate amount of Merger Consideration paid to the Shareholders (including Escrowed Consideration, but excluding Assumed Debt) shall be considered. In the event that either Autobytel or Target reasonably determines that the shares of Autobytel Common Stock to be issued in the Merger will not reasonably be likely to constitute at least fifty percent (50%) of the aggregate Merger Consideration, Autobytel and Target shall work together in good faith to make any adjustments necessary to comply with this provision, including adjustments to increase the amount of Autobytel Common Stock issued in the Merger and correspondingly reduce the amount of Merger Cash.

(c) Cancellation of Target Capital Stock Owned by Autobytel or Target. At the Effective Time, all shares of Target Capital Stock that are owned by Autobytel or Target or any direct or indirect wholly-owned subsidiary of Autobytel or of Target immediately prior to the Effective Time shall be canceled and extinguished without any conversion or exchange thereof.

(d) Target Options; Target Warrants. All of the outstanding options to purchase Target Common Stock (the “Target Options”), and all Target Warrants, all of which options and warrants are listed in Section 2.6(d) of the Disclosure Schedule, shall be exercised prior to the Effective Time or cancelled, with such cancellation effective immediately prior to the Effective Time.

(e) Capital Stock of Merger Sub. At the Effective Time, each share of Common Stock, $0.001 par value, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, $0.001 par value, of the Surviving Corporation, and the Surviving Corporation shall be a wholly-owned subsidiary of Autobytel. Each stock certificate of Merger Sub evidencing ownership of any such shares shall evidence ownership of such share of capital stock of the Surviving Corporation.

(f) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Autobytel Common Stock or Target Capital Stock), reorganization, recapitalization or other like change with respect to Autobytel Common Stock or Target Capital Stock occurring on or after the date hereof and prior to the Effective Time.

(g) Fractional Shares. Solely for the purpose of avoiding expense and inconvenience, no fraction of a share of Autobytel Common Stock will be issued, but in lieu thereof each holder of shares of Target Capital Stock who would otherwise be entitled to a fraction of a share of Autobytel Common Stock shall receive an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction multiplied by (ii) the Trading Average. The number of shares of Autobytel Common Stock awardable hereunder (after aggregating all fractional shares of Autobytel Common Stock resulting from the application of the Exchange Ratio) shall be rounded down to the nearest whole share of Autobytel Common Stock. Furthermore, the fractional share interest of each Shareholder will be aggregated so that no Shareholder will receive cash for fractional shares in an amount equal to or greater than the value of one full share of Autobytel Common Stock.

2.7 Surrender of Certificates.

(a) Exchange Procedures. At the Effective Time, each Shareholder shall deliver to Autobytel all certificates (the “Certificates”) which, immediately prior to the Effective Time, represented outstanding shares of Target Capital Stock held by such Shareholder. Further, this Agreement shall constitute the Shareholders’ irrevocable written instructions to place and to hold (i) $605,000 in shares of Autobytel Common Stock (valued at the trading average and rounded down to the nearest whole share of Autobytel Common Stock), and (ii) $495,000 in Merger Cash (collectively with the shares of Autobytel Common Stock described in clause (i), the “Escrowed Consideration”) in escrow pursuant to, and in accordance with, the terms and conditions of the Indemnification Escrow Agreement and, of these amounts, each Shareholder shall place in escrow the number of shares of Autobytel Common Stock and the amount of Merger Cash set forth opposite such Shareholder’s name on Schedule 2.6(a)(iii); provided, that if there has been a reduction to Merger Cash pursuant to Section 2.6(b)(i), each Shareholder instead shall place in escrow the number of shares of Autobytel Common Stock and the amount of Merger Cash set forth opposite such Shareholder’s name on Schedule 2.6(b)(i). Upon surrender of a Certificate for cancellation to Autobytel at the Effective Time, the holder of such Certificate shall be entitled to receive, in exchange therefor, a certificate representing the number of whole shares of Autobytel Common Stock (less those shares that constitute a portion of the Escrowed Consideration) and the Merger Cash (less that portion that constitutes a part of the Escrowed Consideration) which such holder has the right to receive pursuant to Section 2.6(a) and payment in lieu of fractional shares pursuant to Section 2.6(g), and at the Effective Time the Certificate so surrendered shall be canceled. The aggregate amount of Merger Cash which each Shareholder, other than Internet Technology Group, Inc., has a right to receive (less that portion that constitutes a part of such Shareholder’s portion of the Escrowed Consideration) shall be delivered by Autobytel on the Closing Date by wire transfer to an account designated by Target at least two (2) days prior to the Closing Date, and Target shall promptly deliver to each Shareholder, other than Internet Technology Group, Inc., the amount of Merger Cash to which such Shareholder is entitled pursuant to Schedule 2.6(a)(iii). The amount of Merger Cash which Internet Technology Group, Inc. has a right to receive (less that portion that constitutes a part of its portion of the Escrowed Consideration) shall be delivered by Autobytel on the Closing Date by wire transfer to an account designated by Internet Technology Group, Inc. at least two (2) days prior to the Closing Date.

(b) Transfers of Ownership. If any certificate representing shares of Autobytel Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that (i) the Certificate so surrendered be properly endorsed and otherwise in proper form for transfer, (ii) the Person requesting such exchange will have paid to Autobytel or any agent designated by it any transfer tax or other taxes required by reason of the issuance of a certificate for shares of Autobytel Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Autobytel or any agent designated by it that any such taxes have been paid or are not payable, and (iii) that the Person in whose name the certificate or certificates are to be registered acknowledges and agrees, in a form reasonably acceptable to Autobytel, that such Person’s portion of the Escrowed Consideration is subject to Section 8.6 and the terms and conditions of the Indemnification Escrow Agreement and duly executes and delivers to Autobytel a copy of such agreement.

2.8 No Further Ownership Rights in Target Capital Stock. All shares of Autobytel Common Stock issued, and the Merger Cash delivered, upon the surrender for exchange of shares of Target Capital Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares and any dividends or distributions) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Target Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

2.9 Legends.

(a) In addition to any legends that may be required by state securities laws, the certificates representing the shares of Autobytel Common Stock to be issued pursuant to Section 2.6 shall bear a legend substantially similar to the following:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.”

(b) In addition to the legends described in Section 2.9(a), the certificates representing shares of Autobytel Common Stock to be held in escrow pursuant to the terms and conditions of the Indemnification Escrow Agreement shall bear a legend substantially similar to the following, until such shares are released from escrow in accordance with the terms and conditions of such agreement:

“THESE SECURITIES ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN INDEMNIFICATION AND ESCROW AGREEMENT ENTERED INTO BETWEEN THE COMPANY AND THE HOLDER HEREOF, AND ANY SUBSEQUENT HOLDER OF THESE SECURITIES SHALL HOLD SUCH SECURITIES SUBJECT TO THE TERMS AND CONDITIONS OF SUCH AGREEMENT.”

2.10 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. However, Target and its Shareholders, through their tax counsel, shall be solely responsible to ensure that the terms and conditions of the Merger constitute a reorganization within the meaning of Section 368 of the Code, and Autobytel shall have no obligation or liability in this regard, except to reasonably consider any modification requested by Target which Autobytel reasonably deems not adverse to its interests, including, but not limited to, adjustments pursuant to Section 2.6(a)(iii). In addition, Autobytel makes no representation or warranty, and Autobytel’s tax advisor will not issue an opinion, regarding the qualification of the Merger under Section 368 of the Code, and all of the parties hereto shall be bound by the provisions of this Agreement regardless of whether the Merger so qualifies.

2.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession in and to all assets, property, rights, privileges, powers and franchises of Target and Merger Sub, the former officers and directors of Target and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF TARGET

Except as set forth in a schedule hereto delivered to Autobytel concurrently with the execution and delivery of this Agreement and making reference to the particular section of this Agreement to which an exception is being taken, (the “Disclosure Schedule”), Target hereby makes the representations, warranties and covenants to Autobytel and Merger Sub set forth in this Article III as of the date hereof; provided, that the inclusion of any item on the Disclosure Schedule shall not be deemed to constitute an admission by Target that any such amount or such item is material for the purposes of this Agreement. The representations, warranties, and covenants made below with respect to Target shall be deemed to be made in respect of any subsidiary of Target to the extent reasonably appropriate and unless the context requires otherwise.

In addition, (a) any reference in this Agreement to any event, change, condition or effect being “material” with respect to any Person means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such Person and its subsidiaries, taken as a whole, and (b) any reference to a party’s “knowledge” means such party’s actual knowledge after reasonable inquiry of employees, officers and directors of such party charged with administrative or operational responsibility for such matters.

3.1 Organization, and Qualification; No Subsidiaries. Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and is qualified to do business and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted by it require such qualification, except in those jurisdictions where the failure to so qualify or be in good standing would not have a Material Adverse Effect on Target. Target has the corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority, or governmental approvals would not have, individually or in the aggregate, a Material Adverse Effect on Target. Target has made available to Autobytel a complete and correct copy of its articles of incorporation (including all certificates of determination or the equivalent thereof) and bylaws, each as amended to the date hereof (the “Articles of Incorporation” and “Bylaws,” respectively). The Articles of Incorporation and Bylaws are in full force and effect and Target is not in violation of any provision of its Articles of Incorporation or Bylaws. Target does not own, directly or indirectly, any equity or other interest in any other Person.

3.2 Capitalization. The authorized capital stock of Target consists of 40,000,000 shares of Target Common Stock (38,888,889 shares of which are designated

Class A Common Stock and 1,111,111 shares of which are designated Class B Common Stock), and 10,000,000 shares of Target Preferred Stock. As of the date hereof, 23,372,361 shares of Target Common Stock (all of which are Class A Common Stock) and no shares of Target Preferred Stock are issued and outstanding. As of the date hereof, except for 3,853,576 shares of Target Common Stock subject to outstanding Target Warrants, as disclosed in Section 2.6(d) of the Disclosure Schedule, there are not now, and there will not be at the Effective Time, any existing options, warrants, calls, subscriptions, or other rights, or other agreements or commitments obligating Target to issue, transfer or sell any shares of Target Capital Stock, or bonds, debentures, notes or other indebtedness having voting rights (or convertible into securities having such rights) of, or other equity interest in, Target or securities convertible into or exchangeable for such shares or equity interests, or obligating Target to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment. Since February 16, 2004, Target has not issued any shares of Target Capital Stock, except pursuant to the conversion of shares of Target Preferred Stock and the exercise of Target Options and Target Warrants, each outstanding prior to the date hereof. All issued and outstanding shares of Target Common Stock and Target Preferred Stock are, and all shares of Target Common Stock which may be issued pursuant to the conversion of the shares of Target Preferred Stock, in accordance with the Articles of Incorporation, and the exercise of outstanding Target Options and Target Warrants in accordance with the terms thereof will be, duly authorized and validly issued, fully paid and nonassessable, and the issuance of such shares has not and will not violate the preemptive rights of any Person, under law or otherwise. All outstanding shares of Target Capital Stock, and all Target Options and Target Warrants have been issued pursuant to valid exemptions from the registration or qualification requirements of applicable federal and state securities laws. Target has never had, and does not currently have, any stock purchase, stock option, stock incentive, or similar plans. There are no outstanding contractual obligations of Target to repurchase, redeem or otherwise acquire any shares of Target Capital Stock or other security of Target.

3.3 Authority; Governmental Consents.

(a) Authority. Target has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Target and the consummation by Target of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Target. This Agreement has been duly and validly executed and delivered by Target and, assuming this Agreement constitutes a valid and binding obligation of Autobytel and Merger Sub, this Agreement constitutes a valid and binding agreement of Target, enforceable against Target in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditor’s rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of any court before which any proceeding may be brought).

(b) Governmental and Third Party Consents. Other than (i) in connection with or in compliance with the provisions of Delaware Law and Texas Law with respect to the transactions contemplated hereby, the federal securities laws, or the securities laws of the various states, and (ii) notices to, or filings with, the Internal Revenue Service (the “IRS”) or the Pension Benefit Guaranty Corporation with respect to employee benefit plans, no authorization, consent or approval of, or filing with, any Governmental Entity or other Person is necessary for the consummation by Target of the transactions contemplated by this Agreement.

3.4 No Violation. Neither the execution and delivery of this Agreement by Target nor the consummation by Target of the transactions contemplated hereby will (i) constitute a breach or violation of any provision of the Articles of Incorporation or Bylaws, (ii) constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or permit any other party to terminate, require the consent from or the giving of notice to any other party to, or accelerate the performance required by, or result in the creation of any lien or encumbrance upon any property or asset of Target under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which Target, or by which it or any of its properties or assets, are bound, or (iii) subject to the receipt of the requisite consents, approvals, or authorizations of, or filings with Governmental Entities under federal securities laws, applicable corporate and securities laws, and laws relating to employee benefit plans, conflict with or violate any order, judgment or decree or, to the knowledge of Target, any statute, ordinance, rule or regulation applicable to Target, or by which it or any of its properties or assets may be bound or affected, other than, in the case of the foregoing clauses (ii) or (iii), conflicts, breaches, violations, defaults, terminations, accelerations, requirements for consent or notice or creation of liens and encumbrances which, individually or in the aggregate, would not have a Material Adverse Effect on Target.

3.5 Financial Statements. Target has previously delivered to Autobytel copies of its (a) unaudited consolidated financial statements for the two (2) year period ended December 31, 2003, certified by an officer of Target, including a statement of financial condition as of December 31, 2003, and a statement of operations, statement of changes in shareholders’ equity, and statement of cash flows for such two (2) year period ended December 31, 2003, and (b) unaudited consolidated financial statements for the two (2) month period ended the Balance Sheet Date, certified by an officer of Target, including a statement of financial condition as of the Balance Sheet Date, and a statement of operations, statement of changes in shareholders’ equity, and statement of cash flows for such two (2) month period ended the Balance Sheet Date (collectively, the “Financial Statements”). Copies of the Financial Statements are attached hereto as Schedule 3.5. The Financial Statements fairly present, in all material respects, the financial position of Target as of the dates thereof and, in all material respects, the results of Target’s operations and cash flows for the respective periods therein set forth. The Financial Statements comply, in all material respects, with applicable accounting requirements with respect thereto, and each of the Financial Statements (including the related notes, where applicable) has been prepared in accordance with GAAP applied on a basis consistent with prior periods. Target does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise, and whether due or to become due, other than (i) liabilities or obligations disclosed or adequately reserved against on the Financial Statements, (ii) liabilities incurred in the ordinary course of business since the Balance Sheet Date and consistent with Target’s past practice which, individually, do not exceed $25,000, and (iii) liabilities in connection with this Agreement.

3.6 Compliance with Applicable Laws and Permits; Regulatory Matters. Target has in effect and holds all permits, licenses, orders, authorizations, registrations, approvals and other analogous instruments, and has made all filings and registrations and the like necessary or required by law to conduct its business as presently conducted, other than such permits, licenses, orders, authorizations, registrations, approvals, and other instruments, the absence of which, individually or in the aggregate, would not have a Material Adverse Effect on Target. Target has not received any notices from any Governmental Entity within two (2) years prior to the date hereof alleging any violation by it of any such laws, rules, regulations or orders that has not been cured as of the date hereof. Target is not in default or noncompliance under any (a) permits, consents, or similar instruments, or (b) business and local and county laws, ordinances, regulations, judgments, orders, decrees or rules of any court, arbitrator or Governmental Entity, other than such defaults or noncompliances which, individually or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Effect on Target.

3.7 Certain Agreements Affected by the Merger. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer, consultant or employee of Target, (ii) increase any benefits otherwise payable by Target to any Person, or result in the acceleration of the time of payment or vesting of any such benefits, or (iii) result in any other detriment or require any other payment under the terms, conditions or provisions of any note, bond, mortgage or indenture or require a payment under the terms, conditions or provisions of any license, lease, contract, agreement or other instrument or obligation, in any case, to which Target is a party or by which it or any of its properties or assets may be bound.

3.8 Litigation. Except as set forth in Section 3.8 of the Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Target, threatened, against Target and no such item listed in Section 3.8, individually or in the aggregate, if adversely determined is reasonably likely to have a Material Adverse Effect on Target. Target is not a party to or bound by any outstanding order, writ, injunction or decree which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Target.

3.9 Employee Benefit Plans.

(a) Plans. Section 3.9(a) of the Disclosure Schedule includes a true, correct, and complete list of: (i) each employee pension benefit plan, as defined in

Section 3(2) of ERISA (a “Pension Plan”); (ii) each employee welfare benefit plan as defined in Section 3(1) of ERISA (a “Welfare Plan”); (iii) each loan to a non-officer employee in excess of $10,000, and each loan to any officer or director; (iv) each stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria plan (Section 125 of the Code) or dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements; (v) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans or arrangements; (vi) other fringe or employee benefit plans, program or arrangements that apply to senior management and that do not generally apply to all employees, that, in any case of (i) through (vi) above, written or otherwise, Target sponsors, maintains or contributes to for any of its current or former employees, officers, non-employee directors, or consultants or for which Target otherwise has any actual or potential liability (“Plans”), and (vii) each employment, severance, consulting, retention or other compensation contract or arrangement between Target and any current, or former non-employee director, officer, employee, or consultant, to the extent Target has any unsatisfied actual or potential liability or obligation (“Employment Contracts”). Target is not party to any oral Employment Contract.

(b) Documents. Target has provided Autobytel with a true, correct and complete copy of each Employment Contract. With respect to each Plan, Target has provided to Autobytel a true, correct and complete copy of (i) all Plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles, (ii) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any, (iii) the current summary plan description and any summaries of material modifications, if any, (iv) the most recent annual financial report, if any, (v) the most recent actuarial report, if any,(vi) the most recent IRS determination, opinion or advisory letter from the IRS, if any, (vii) any services agreement or other material contract associated with Plan administration; and (viii) any other material Plan communications.

(c) Compliance. Each Plan has been operated and administered in accordance with its terms and in compliance with all applicable laws including, without limitation, ERISA and the Code. With respect to each Pension Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code, the IRS has issued a favorable determination opinion, notification or advisory letter, a copy of which has been provided to Autobytel, and nothing has occurred since the issuance of that letter that could adversely affect the Plan’s tax qualified status.

(d) Contributions. All contributions required to be made to any Plan and all premiums due or payable with respect to insurance policies funding any Plan, have been timely made or paid in full or, to the extent not required to be made or paid, have been fully reflected in the Financial Statements to the extent required under GAAP.

(e) Title IV and Multi-Employer Plans. Within the last six years, neither Target nor any ERISA Affiliate has sponsored, maintained, contributed to or otherwise incurred any liability under (i) a Pension Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) a “multi-employer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA, or (iii) a Pension Plan subject to Title IV of ERISA that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA. Neither Target nor any ERISA Affiliate has incurred any liability under Title IV of ERISA or Code Section 412, and there are no circumstances that could reasonably be expected to result in such liability. An “ERISA Affiliate” means any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes Target, or that is a member of the same “controlled group” as Target, pursuant to Section 4001(a)(14) of ERISA.

(f) Liabilities. Neither Target, or any Plan or any trust created thereunder, nor, to the knowledge of Target, any trustee or administrator thereof, has engaged in a transaction in connection with which Target, any Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Plan or any such trust could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 of the Code. Neither Target, or any Plan or any trust created thereunder, nor, to the knowledge of Target, any trustee, administrator or other fiduciary of any Plan, or any agent of any of the foregoing has engaged in any transaction or acted or failed to act in a manner that could subject Target to any liability for breach of fiduciary duty under ERISA or any other applicable law. No event has occurred and no condition exists that could subject Target to any tax under Sections 4971, 4972, 4976, 4977 or 4979 of the Code or to a fine or penalty under Section 502(c) of ERISA.

(g) Claims. There are no pending, and to the knowledge of Target, threatened or anticipated claims by or on behalf of any Plan, by any participant or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits). There are no audits, inquiries, or proceedings pending, or to the knowledge of Target, threatened by the IRS, the Department of Labor or any other Governmental Entity with respect to any Plan.

(h) COBRA etc.. No Plan provides medical, surgical, hospitalization, death or other welfare-type benefits (whether or not insured) for periods extending beyond retirement or other termination of service, other than coverage mandated by applicable law. Each Welfare Plan that provides health benefits to employees has been operated in compliance with (i) the requirements of Sections 601 through 608 of ERISA and Section 4980B of the Code (“COBRA”); (ii) the applicable requirements of the Family Medical Leave Act of 1993 and the regulations thereunder; and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations thereunder.

(i) Government Reports. With respect to each Plan, all reports and information required to be filed with any Governmental Entity or distributed to Plan participants and their beneficiaries have been duly and timely filed or distributed, and to the knowledge of Target, all reports and information actually filed or distributed were true; complete and correct in all material respects at the time of filing or distribution.

(j) Right to Amend/Terminate. Each of the Plans may be amended or terminated at any time by action of Target’s Board of Directors, or a committee of such Board of Directors or duly authorized officer, in each case subject to the terms of the Plan and compliance with applicable laws and regulations.

(k) No Payment or Vesting. The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee, officer, non-employee director or consultant of Target to any payment (whether of severance pay or otherwise), forgiveness of indebtedness, or other benefit or (ii) accelerate the time of payment or vesting, or increase the amount, of any benefit, award or compensation due any such Person.

3.10 Intellectual Property.

(a) Marks. Section 3.10(a) of the Disclosure Schedule sets forth an accurate and complete list of all registered Marks, pending applications for registration of any Marks and material unregistered Marks, in each case owned by Target or used by Target in its business as presently conducted (collectively, “Owned Marks”). Except as set forth in Section 3.10(a) of the Disclosure Schedule, Target has the right to use each of the Owned Marks which are material to the operation of its business as presently conducted in the manner in which such Owned Marks are currently being used, free and clear of any and all liens, covenants, conditions and restrictions or other adverse claims or interests of any kind or nature, and Target has not received any written notice or claim challenging its right to use such Owned Marks.

(b) Owned Patents. There are no Patents owned or used by Target in connection with its business.

(c) Owned Copyrights. There are no registered Copyrights owned or used by Target in connection with its business.

(d) Trade Secrets. Target has taken reasonable precautions in accordance with standard industry practice to protect the secrecy, confidentiality and value of all of its Trade Secrets (collectively, “Owned Trade Secrets”). Except as set forth in Section 3.10(d) of the Disclosure Schedule, Target has the right to use all of the Owned Trade Secrets and none of the Owned Trade Secrets is subject to any liens, covenants, conditions and restrictions or other adverse claims or interests of any kind or nature, and Target has not received any notice or claim challenging its right to use any of the Owned Trade Secrets, and, to its knowledge, no other Person has misappropriated any of the Owned Trade Secrets.

(e) Software. Section 3.10(e) of the Disclosure Schedule sets forth a complete and accurate list of all of the Software that is owned exclusively by Target and used in the conduct of its business (collectively, the “Owned Software”), and all Software that is used by Target in the conduct of its business that is not exclusively owned by it (collectively, the “Licensed Software”), except for software licensed pursuant to so-called “shrinkwrap” licenses. Except as set forth in Section 3.10(e) of the Disclosure Schedule:

(i) Target is the owner of all Owned Software, including all Copyrights, Trade Secrets and other Intellectual Property Rights relating thereto, in each case free and clear of any and all liens, encumbrances, covenants, conditions and restrictions or other adverse claims or interests of any kind or nature, and Target has not received any notice or claim challenging its exclusive ownership of any Owned Software or any such Intellectual Property Rights relating thereto;

(ii) the Owned Software was either (A) developed by employees of Target within the scope of their employment, (B) developed by independent contractors who have assigned their rights to Target pursuant to written agreements, or (C) otherwise acquired by Target from a third Person;

(iii) The Owned Software does not contain any programming code, documentation or other materials or development environments that embody Intellectual Property rights of any Person other than Target, except for such materials or development environments generally available to all interested purchasers or end-users on standard commercial terms;

(iv) As of the Effective Time, each version of Target’s products currently licensed to end user customers, generally functions free of material defects, bugs, viruses or programming errors, and of routines, codes or instructions that are designed to disable such products or otherwise disable, delete, modify, damage or erase software, hardware or data, and performs substantially in accordance with the specifications described in the end user documentation provided to end user customers with respect to such products;

(v) Target has taken all actions reasonably necessary (under generally accepted industry standards) to document the Software and its operation, such that the materials comprising the Software, including the source code and all other documentation, have been written in a manner that they may be understood, modified and maintained by reasonably competent programmers;

(vi) Target has not assigned, licensed, transferred or encumbered to or for the benefit of any other Person any of its rights in or to any Software in which it has rights, excluding any non-exclusive licenses granted to customers in the ordinary course of business;

(vii) No source code of any Owned Software has been licensed or otherwise made available to any other Person, and Target has treated the source code of the Owned Software and the data associated therewith as confidential and proprietary business information, and has taken all reasonable steps to protect the same as its Trade Secrets; and

(viii) Target has lawfully acquired the right to use the Licensed Software as it is used in the conduct of its business as presently conducted, and has not exercised any rights in respect of any Licensed Software, including any reproduction, distribution or derivative work rights, outside the scope of any license expressly granted by the Person from which the right to use such Licensed Software was obtained.

(f) Infringement. Target is not, nor has it been, a party to any proceeding involving a claim of infringement, misappropriation or other wrongful use or exploitation by it of any other Person’s Intellectual Property Rights. Target is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any material license, sublicense or other agreement relating to its Intellectual Property Rights.

(g) Confidentiality. Target has taken reasonable steps to protect its Intellectual Property Rights, including, without limitation, requiring all of its employees, officers, directors and consultants to execute and deliver confidentiality, assignment of rights and non-disclosure agreements. To its knowledge, no employee of Target is in violation of any term (whether written or verbal) of any confidentiality or nondisclosure agreement.

3.11 Contracts. Each material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Target is a party or by which it or any of its properties or assets may be bound which involves (i) future payments of $25,000 or more or (ii) the termination of which is reasonably likely to have a Material Adverse Effect on Target (the “Material Contracts”) is set forth in Section 3.11 of the Disclosure Schedule, and each such Material Contract is in full force and effect and there are no defaults by Target or, to Target’s knowledge, any other party thereto under any Material Contract.

3.12 Shareholders. The Shareholders that have executed and delivered this Agreement constitute the holders of all of Target’s issued and outstanding shares of Target Capital Stock.

3.13 Absence of Certain Changes. Since the Balance Sheet Date, Target has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that, as of the date hereof, has resulted in, or is reasonably likely to result in, a Material Adverse Effect on Target; (ii) any acquisition, sale or transfer of any asset with a fair market value of greater than $25,000; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) or any revaluation of its assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to Target Capital Stock, or any direct or indirect redemption, purchase or other acquisition by Target of any shares of Target Capital Stock or other securities; (v) (a) the entry by it into any Material Contract or (b) any amendment or termination of, or default under, any of the foregoing or any Material Contract; (vi) any amendment or change to the Articles of Incorporation or Bylaws; (vii) any grant of options to purchase shares of Target Capital Stock; (viii) any issuance of any securities or rights to purchase securities, other than shares of Target Capital Stock issued pursuant to the exercise of Target Options and/or Target Warrants outstanding prior to the Balance Sheet Date, or (ix) any increase in, or modification of, the compensation or benefits (including severance provisions) payable or to become payable by it to any of its directors or employees. Target has not agreed since the Balance Sheet Date to do any of the things described in the preceding clauses (i) through (ix) and is not currently involved in any negotiations or discussions to do any of the things described in the preceding clauses (i) through (ix) (other than negotiations or discussions with Autobytel and its representatives regarding the transactions contemplated by this Agreement).

3.14 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Target which has or reasonably would be expected to have the effect of prohibiting or materially impairing any business practice of Target, any acquisition of property by Target, or any expansion or modification of Target’s business or the conduct thereof.

3.15 Title to Property. Target has good and valid title to its properties, interests in properties and assets, real and personal, used in its business and reflected in the Financial Statements or acquired after the Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Balance Sheet Date in the ordinary course of business), or in the case of leased properties and assets, valid leasehold interests in such property and assets, in every case free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debt which are reflected on the Financial Statements, and (iv) liens that would not have, individually or in the aggregate, a Material Adverse Effect on Target. The property and equipment of Target that are used in the operations of its business are in good operating condition and repair, normal wear and tear excepted. All properties used in the operation of Target’s business are reflected in the Financial Statements to the extent GAAP requires the same to be reflected. Section 3.15 of the Disclosure Schedule identifies each parcel of real property owned or leased by Target as of the date of this Agreement.

3.16 Environmental Matters.

(a) Hazardous Materials. During the period that Target has owned or leased its properties and facilities, (i) there have been no disposals, releases or threatened releases of Hazardous Materials (as defined in Section 3.16(b) below) on, from or under such properties or facilities by or on behalf of Target or any other Person, in either case in violation of applicable laws, and (ii) other than in accordance with applicable law, neither Target nor any other Person, has used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials. Target has no knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any such properties or facilities, which may have occurred prior to Target having taken possession of any such properties or facilities, although Target has not performed a Phase I environmental study or any other study of such properties or facilities.

(b) Certain Definitions. For purposes of this Agreement, the terms “disposal,” “release,” and “threatened release” shall have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as amended (“CERCLA”). For the purposes of this section, “Hazardous Materials” shall mean any hazardous, corrosive, explosive, infectious, radioactive, carcinogenic, petroleum-derived, or toxic substance, material or waste which is regulated under, or defined as a “hazardous substance,” “carcinogen,” “toxic substance,” “pollutant,” “contaminant,” “toxic chemical,” “hazardous materials” or “hazardous chemical” under (1) CERCLA; (2) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 1101 et seq.; (3) the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; (4) the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; (5) the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq.; (6) regulations promulgated under any of the above statutes; or (7) any applicable state or local statute, ordinance, rule or regulation that has a scope or purpose similar to those statutes identified above.

3.17 Employee Matters. Target is in compliance with all applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice, except for such instances of noncompliance that have not had, and are not reasonably expected to have a Material Adverse Effect. Target has withheld all amounts (and properly transmitted such amounts to the intended recipient thereof) required by law or by agreement to be withheld from the wages, salaries, and other payments to employees, and is not liable for any arrears of wages, except for arrears of wages less than $25,000 in the aggregate, or any taxes, or any penalty for failure to comply with any of the foregoing. Except for amounts properly accrued for in the Financial Statements or arising after the Balance Sheet Date in the ordinary course of business, Target is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees. There are no pending claims against Target for any amounts under any workers compensation plan or policy or for long term disability. Target does not have any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder. There are no controversies pending or, to the knowledge of Target, threatened, between Target and any of its employees or former employees, which controversies have or would reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity. Target is not a party to any collective bargaining agreement or other labor union contract and Target is not aware of any activities or proceedings of any labor union to organize any such employees. To Target’s knowledge, no employees of Target are in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Target because of the nature of the business conducted or presently proposed to be conducted by Target or to the use of Trade Secrets or proprietary information of others. No Persons performing services for Target and classified or paid as “independent contractors” should have been classified or paid as “employees” for any purpose, including, but not limited to, payments to any state, federal, or local Governmental Entity or participation in any Plan. All of Target’s employees and their current salary are set forth in Section 3.17 of the Disclosure Schedule, and each such employee is a United States citizen or permitted to work in the United States under a current and valid visa. Section 3.17 of the Disclosure Schedule lists each employee of Target who is not fully available to perform work because of disability or other leave and also lists, with respect to each such employee, the basis of such disability or other leave and the anticipated date of return to full service.

3.18 Interested Party Transactions. Target is not indebted to any of its directors or officers (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), no such Person is indebted to Target, and there are no other transactions of the type required to be disclosed pursuant to Items 402 and 404 of Regulation S-K under the Securities Act and/or the Exchange Act (assuming that Target was a reporting company thereunder).

3.19 Insurance. Section 3.19 of the Disclosure Schedule contains a complete list of all insurance policies and bonds to which Target is a party or which pertain to its assets, which describes the terms of coverage and applicable expiration or renewal date for each policy or bond. True and complete copies of all such policies and bonds have been made available to Autobytel. There is no claim pending under any such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. Section 3.19 of the Disclosure Schedule sets forth all claims made by Target in respect of such policies and bonds in the past two (2) years. All premiums due and payable under all such policies and bonds have been paid and Target is otherwise in compliance in all material respects with the terms of such policies and bonds. Target has no knowledge of any threatened termination of, or premium increase with respect to, any of such policies. All such policies and bonds shall remain in full force and effect following the Effective Time, unless Autobytel takes affirmative action to cancel or modify them.

3.20 Minute Books. The minute books of Target that have been made available to Autobytel contain a complete and accurate summary of all meetings of directors, including committees of the board of directors, and stockholders or actions by written consent since the time of incorporation of Target through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

3.21 Complete Copies of Materials. Target has delivered or made available to Autobytel true and complete copies of each document listed on the Disclosure Schedule.

3.22 Board Approval. The Board of Directors of Target has approved this Agreement and the transactions contemplated hereby and the Merger, has submitted this Agreement to the shareholders of Target for approval, and has recommended that such shareholders approve this Agreement and the Merger and the transactions contemplated hereby.

3.23 State Anti-Takeover Statutes. No state takeover statute is applicable to the Merger, this Agreement or the transactions contemplated hereby.

3.24 Customers and Suppliers. Section 3.24 of the Disclosure Schedule sets forth the identity of each of Target’s top twenty (20) customers based on sales in the last two (2) years. Target has not received any notice, whether written or oral, that any customer expects or intends that it will cease or materially limit use of Target’s products or services, fail to pay any amount owing for such products or services or discontinue use of any license from or product of Target.

3.25 Brokers’ and Finders’ Fees. Except as set forth in Section 3.25 of the Disclosure Schedule, Target has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders fees or agents commissions or investment bankers fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.26 Other Agreements; Spousal Consents. At or prior to the Closing, each of the Certificate of Merger, the Texas Merger Filing, the Indemnification Escrow Agreement, the Management Employment Agreements, and the Registration Rights Agreement will be duly executed and delivered by Target and/or the Persons named therein (other than Autobytel or Merger Sub), and will constitute a valid and binding obligation of Target and such Persons (other than Autobytel or Merger Sub), enforceable against them in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditor’s rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of any court before which any proceeding may be brought). In addition, as of the date hereof, each Shareholder’s spouse, if any, has duly executed and delivered a spousal consent in the form attached hereto as Exhibit I, which consent constitutes a valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, and such Person has the legal capacity and authority to execute such consent.

3.27 Tax Representations.

(a) For the purpose of this Section 3.27, references to Target shall be deemed to include any predecessor to Target or any Person from which Target incurs a liability for Taxes as a result of transferee liability.

(b) Target has duly filed (and prior to the Closing Date will duly file), on a timely basis taking into account extensions, all material tax returns,

reports, statements or estimates, including information returns (“Tax Returns”) that were due or will be due prior to the Closing Date. Such returns, reports, statements or estimates have been, or will be, true, correct and complete, prepared in accordance with applicable laws, for all years and periods (and portions thereof), for all jurisdictions (whether federal, state, local or foreign) in which any such returns, reports or estimates were due, or will be due, prior to the Closing Date. No material adjustments relating to such returns have been proposed formally or informally by any taxing authority and no basis exists for any material adjustment. All Taxes due and payable have been paid (or will be paid prior to the Closing), and there is no current liability for any material Taxes due and payable.

(c) The Financial Statements reflect adequate reserves in accordance with GAAP (without regard to any amounts reserved for deferred Taxes) for all liabilities for Taxes accrued by Target but not yet paid for all Tax periods and portions thereof through the Balance Sheet Date. Since the Balance Sheet Date, Target has not incurred any liability for Taxes other than in the ordinary course of business.

(d) Target is not, and never has been, an S corporation within the meaning of Section 1361(a) of the Code, and Target is not and has never been an S corporation within the meaning of any other laws (applicable to Target) comparable to Section 1361(a) of the Code.

(e) Target has withheld all required amounts from its employees, agents, contractors, nonresidents, creditors, stockholders and third parties and remitted such amounts to the proper authorities, paid all employer contributions and premiums, and filed all federal, state, local and foreign returns and reports with respect to employee income Tax withholding, and social security and unemployment Taxes and premiums, all in compliance with the withholding provisions of the Code, or any prior provision of the Code and other applicable laws.

(f) Target does not have a permanent establishment in any foreign country.

(g) There are no claims or investigations by the IRS or any other tax authority pending or, to the knowledge of Target, threatened against Target for any past due Taxes, and Target has no reason to expect any taxing authority to assess any material additional Taxes for any period for which Tax Returns were filed. There has been no waiver granted or requested of any applicable statute of limitations or extension of the time for the assessment of any Tax of Target for which Target could be liable under any provision of federal, state, local, or foreign law. No closing agreement (as defined in section 7121 of the Code) or any similar provision of any state, local, or foreign law has been entered into by or with respect to Target.

(h) There are no liens or encumbrances for any Tax that is due and payable prior to the Closing Date upon any Target Capital Stock or any asset of Target.

(i) No power of attorney that is currently in force has been granted to any Person with respect to any matter relating to Taxes that could affect Target.

(j) Target does not have any item of income, gain, loss or deduction reportable in a taxable period ending after the date hereof but attributable to a transaction that occurred in a taxable period or portion thereof ending on or before the date hereof.

(k) Target has never been included, nor is includible, in any consolidated, combined or unitary Tax Return with any Person.

(l) Target is not a party to and is not bound by, and Target does not have any obligation under, any Tax sharing, Tax indemnity or similar agreement.

(m) Target is not a party to any agreement or arrangement which payment thereunder would result, separately or in the aggregate, due to the consummation of the transactions contemplated by this Agreement, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code or an excise Tax to the recipient of such payment pursuant to Section 4999 of the Code. No acceleration of the vesting schedule for any property of Target that is substantially unvested within the meaning of the regulations under Section 83 of the Code will occur in connection with the transactions contemplated by this Agreement. Target is not a party to any agreement or arrangement which, individually or collectively with respect to any Person, could give rise to the payment of any amount, due to the consummation of the transactions contemplated by this Agreement, that would not be deductible by Target by reason of Section 162(a)(1) or 162(m) of the Code.

(n) Target is not, and has not been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Prior to the Closing Date, Target will provide a statement to Autobytel pursuant to Section 1.1445-2 (c)(3) of the Treasury Regulations, to that effect, and will comply with the requirements of Section 1.897-2(h) of the Treasury Regulations and will provide Autobytel with a copy of any statement Target files with the IRS.

(o) There are no proposed reassessments of any property owned by Target or other proposals that could increase the amount of any Tax to which Target would be subject.

(p) Target has not filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of any asset owned by Target.

(q) Target has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax free treatment under Section 355 of the Code (i) in the two years prior to the date of this

Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger.

(r) Target has not been at any time a member of any entity treated as a partnership for tax purposes, a joint venture or a holder of a beneficial interest in any trust.

(s) None of the assets of Target (i) is tax-exempt use property within the meaning of Section 168(h) of the Code, (ii) directly or indirectly secures any debt, the interest on which is exempt under Section 103(a) of the Code, or (iii) is property that is required to be treated as being owned by any Person (other than Target) under the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, and in effect immediately before the Tax Reform Act of 1986.

(t) Target is not liable for any Tax under Section 1374 of the Code (or equivalent provisions of any applicable state or local law ) for any taxable year ending prior to the Closing Date. Target has not acquired the stock of any corporation which is a qualified subchapter S subsidiary.

(u) All applicable sales, use and transfer Taxes (including, but not limited to, any Taxes imposed on stock transfers and Taxes imposed upon the transfer of real and personal property) and filing, recording, registration, stamp, documentary and other similar Taxes payable in connection with this Agreement, the transactions contemplated by this Agreement or the documents giving effect to such transactions will be the responsibility of, and will be paid by, the Shareholders.

(v) The Shareholders are obligated to comply with any and all bulk sales laws or regulations with respect to Taxes of Target, including any and all filing obligations and the receipt of bulk sales tax clearance certificates from any Governmental Entity or taxing authority. The Shareholders shall provide Autobytel with a copy of all bulk sales tax filings and tax certificates with respect to Taxes of Target. In the event that any applicable jurisdiction does not impose any bulk sales laws or regulations with respect to Taxes (including any filing requirements), the Shareholders shall provide Autobytel with evidence satisfactory to Autobytel that such jurisdiction does not have any bulk sales laws or regulations with respect to Taxes. Any Losses (as defined in the Indemnification Escrow Agreement) that any of Autobytel, Merger Sub or the Surviving Corporation incur for Target’s or the Shareholders’ noncompliance with these provisions shall give rise to a claim for indemnification under the Indemnification Escrow Agreement.

3.28 Regulation D Representations. Section 3.28 of the Disclosure Schedule sets forth (i) a list of all of the shareholders, option holders, and warrant holders of Target, as well as all holders of other rights to purchase or otherwise acquire shares of Target Capital Stock, and (ii) indicates, with respect to each such Person, the state in which such Person resides as indicated on the books and records of Target.

3.29 Shareholder Representations. Each Shareholder hereby represents and warrants to Autobytel that:

(a) Investment Intent. The shares of Autobytel Common Stock to be received by such Shareholder at the Effective Time (including those shares that are part of the Escrowed Consideration) are being acquired for investment for such Shareholder’s own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act. The acquisition by each Shareholder of such shares shall constitute confirmation of the representation and warranty by each such Shareholder that such Shareholder does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of such shares in violation of the Securities Act.

(b) Disclosure of Information. Such Shareholder has received all the information he, she, or it considers necessary or appropriate for deciding whether to surrender his, her, or its shares of Target Capital Stock for shares of Autobytel Common Stock. Such Shareholder further represents that he, she, or it has had an opportunity to ask questions and receive answers from Autobytel regarding the terms and conditions of the Merger and the business, properties, prospects and financial condition of Autobytel.

(c) Investment Experience. Such Shareholder acknowledges that he, she, or it is able to fend for himself, herself, or itself, can bear the economic risk of an investment in the Autobytel Common Stock, and has such knowledge and experience in financial or business matters that he, she, or it is capable of evaluating the merits and risks of the investment in the Autobytel Common Stock. If other than an individual, such Shareholder also represents it has not been organized for the purpose of acquiring the shares of Autobytel Common Stock.

(d) Accredited Investor. If such Shareholder so indicated on his, her, or its Investor Questionnaire delivered to Autobytel by Target (on behalf of such Shareholder), such Shareholder is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect.

(e) Restricted Securities. Such Shareholder understands that the shares of Autobytel Common Stock he, she, or it is acquiring in the Merger are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, such Shareholder represents that he, she or it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Such Shareholder also understands that the shares of Autobytel Common Stock have not been registered under the Securities Act and have not been registered or qualified in any state in which they are offered and, thus, the Shareholder will not be able to resell or otherwise transfer his, her or its shares unless they are registered under the Securities Act and registered or qualified under applicable state securities laws, or an exemption from such registration or qualification is available.

(f) Reliance by Autobytel. Such Shareholder understands that the representations, warranties, covenants and acknowledgements set forth in this Section 3.29 constitute a material inducement to Autobytel entering into this Agreement.

3.30 WARN Act. Target is not an employer required to give notice pursuant to the Worker Adjustment and Retraining Notification Act or any similar Texas law.

3.31 Representations Complete. None of the representations or warranties made by Target herein or in any document referenced herein or in any schedule hereto or thereto, including the Disclosure Schedule, or certificate furnished by Target pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

OF AUTOBYTEL AND MERGER SUB

With respect to all of the representations, warranties, and covenants contained in this Article IV (except as set forth in a schedule hereto delivered to Target concurrently with the execution and delivery of this Agreement and making reference to the particular section of this Agreement to which an exception is being taken, the “Autobytel Disclosure Schedule”), Autobytel hereby makes the representations, warranties, and covenants to Target set forth in this Article IV as of the date hereof.

4.1 Organization and Qualification. Each of Merger Sub and Autobytel is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated or the business conducted by it require such qualification, except where the failure to so qualify or be in good standing is not reasonably likely to have a Material Adverse Effect on Autobytel. Each of Merger Sub and Autobytel has the corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, or authority and governmental approvals is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Autobytel.

4.2 Authority; Governmental Consents.

(a) Authority. Each of Merger Sub and Autobytel has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Autobytel and Merger Sub and the consummation by Autobytel and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Autobytel and Merger Sub. This Agreement has been duly and validly executed and delivered by Autobytel and Merger Sub, and, assuming this Agreement constitutes a valid and binding obligation of Target, this Agreement constitutes a valid and binding agreement of Autobytel and Merger Sub, enforceable against Autobytel and Merger Sub in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditor’s rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of any court before which any proceeding may be brought).

(b) Governmental Consents. Other than (i) in connection with, or in compliance with, the provisions of Delaware Law and Texas Law with respect to the transactions contemplated hereby, the federal securities laws, and the securities laws of the various states and (ii) notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to employee benefit plans, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary for the consummation by Autobytel or Merger Sub of the transactions contemplated by this Agreement.

4.3 No Violation. Neither the execution and delivery of this Agreement by Autobytel and Merger Sub, nor the consummation by Autobytel and Merger Sub of the transactions contemplated hereby will (i) constitute a breach or violation of any provision of the certificate of incorporation or bylaws of Autobytel or Merger Sub, (ii) constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or encumbrance upon any property or asset of Autobytel or Merger Sub under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which Autobytel or Merger Sub, or by which either of them or any of their properties or assets, are bound, or (iii) subject to the receipt of the requisite consents, approvals, or authorizations of, or filings with Governmental Entities under federal securities laws, applicable state corporate and securities laws, and laws relating to employee benefit plans, conflict with or violate any order, judgment or decree, or to the knowledge of Autobytel, any statute, ordinance, rule or regulation applicable to Autobytel or Merger Sub, or by which it or any of its properties or assets may be bound or affected, other than, in the case of the foregoing clauses (ii) or (iii), conflicts, breaches, violations, defaults, terminations, accelerations or creation of liens and encumbrances which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Autobytel.

4.4 Issuance of Autobytel Common Stock. The shares of Autobytel Common Stock to be issued pursuant to Section 2.6 hereof, when issued, sold and delivered in accordance with the terms of this Agreement, the Certificate of Merger, the Texas Merger Filing, and Autobytel’s Certificate of Incorporation, in exchange for the Target Capital Stock, will be duly and validly issued, fully paid, and nonassessable, and will be free of all liens and restrictions on transfer other than those imposed on such shares by the holders thereof, the restrictions on transfer contained under applicable state and federal securities laws, and the restrictions on transfer contained in the Indemnification Escrow Agreement and the Registration Rights Agreement (including any lock-up agreement executed in connection therewith). Subject in part to the truth and accuracy of the representations of each holder of Target Capital Stock (to be exchanged for shares of Autobytel Common Stock pursuant to Section 2.6 hereof) contained in Section 3.29 and in the Investor Questionnaires previously delivered to Autobytel by the shareholders of Target Capital Stock, the offer, sale and issuance of the Autobytel Common Stock are exempt from the registration or qualification requirements of any applicable state and federal securities laws.

4.5 SEC Reports and Financial Statements. Autobytel has filed with the SEC copies of all forms, reports and documents (the “Autobytel SEC Documents”) required to be filed by it under the Securities Act or the Exchange Act. None of such Autobytel SEC Documents (as of their respective filing dates) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (except any statement or omission therein which has been corrected or otherwise disclosed or updated in a subsequent Autobytel SEC Document). The audited and unaudited financial statements of Autobytel included in any Autobytel SEC Document (the “Autobytel Financial Statements”) have been prepared in accordance with GAAP applied on a consistent basis (except as otherwise stated in such financial statements, including the related notes), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and fairly present the financial position of Autobytel as of the dates thereof and the results of its operations and changes in financial position for the periods then ended, subject, in the case of the unaudited financial statements, to normal year-end audit adjustments, and except for the absence of certain footnote information in the unaudited statements. Autobytel does not have any material liabilities or obligations of any nature (whether absolute, accrued, contingent, unmatured, unaccrued, unliquidated, unasserted, conditional or otherwise), except for liabilities or obligations (i) reflected or reserved against on its balance sheet as of December 31, 2003 (including the notes thereto and the other disclosures made in Autobytel’s Form 10-K for the year ended December 31, 2003, the “Autobytel Balance Sheet”) included in the Autobytel SEC Documents, or (ii) incurred in the ordinary course of business consistent with past practice since such date.

4.6 Board Approval. The Board of Directors of each of Autobytel and Merger Sub has approved this Agreement and the Merger.

4.7 Representations Complete. None of the representations or warranties made by Autobytel or Merger Sub herein or in any document referenced herein or in any Schedule hereto, including the Autobytel Disclosure Schedule, or certificate furnished by Autobytel or Merger Sub pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE V.

CONDUCT PRIOR TO THE EFFECTIVE TIME

5.1 Conduct of Business of Target. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement, Target shall conduct its business in the ordinary course consistent with past practice, and shall use its best efforts to preserve in tact its business organization, financial condition, and relationships with third parties, and to keep available the services of its employees. Without limiting the generality of the foregoing, Target shall not do, cause or permit any of the following, without the prior written consent of Autobytel:

(i) Charter Documents. Cause or permit any amendments to its Articles of Incorporation or Bylaws;

(ii) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its Target Capital Stock, or split, combine or reclassify any of its Target Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its Target Capital Stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its Target Capital Stock, except as set forth on Section 5.1(iii) of the Disclosure Schedule;

(iii) Stock Option Plans; Warrants. Except as set forth on Section 5.1(iii) of the Disclosure Schedule, take any action to accelerate, amend or change the period of exercisability or vesting of options or other rights or Target Warrants to purchase Target Capital Stock, the exercise price of such options or warrants, or authorize cash payments in exchange for any options or other rights granted under any of such plans or such warrants;

(iv) Modification to Contracts. Except as contemplated by Section 7.3 of this Agreement, (a) enter into any contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any contract, other than in the ordinary course of business consistent with past practice, and in no event shall such contract, commitment, amendment, modification or waiver obligate Target to pay amounts in cash or property in excess of $25,000, or (b) enter into any contract or commitment relating to, or violate, amend or otherwise modify or waive any of its employment agreements, option agreements, warrants, or any other compensatory arrangements, even if such action would otherwise be in the ordinary course of business;

(v) Issuance of Securities. Except as set forth on Section 5.1(v) of the Disclosure Schedule, issue, deliver, sell, authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its Target Capital Stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Target Common Stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement and set forth on Section 3.2 of the Disclosure Schedule;

(vi) Intellectual Property. Transfer to any Person any rights to its Intellectual Property (other than any transfer between Target and Autobytel and non-exclusive licenses to use Target’s Intellectual Property granted to its customers in the ordinary course of business, consistent with past practice);

(vii) Marketing or Other Rights. Enter into or amend any agreements pursuant to which any other party is granted marketing or other rights of any type or scope with respect to any of Target’s products or technology;

(viii) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets, except in the ordinary course of business consistent with past practice;

(ix) Indebtedness. Incur or assume any indebtedness for borrowed money or guarantee any such indebtedness, issue or sell any debt securities or guarantee any debt securities of others, or forgive or cancel any debt or claim or waive any right of value, other than in the ordinary course of business consistent with past practice and in an amount not to exceed $50,000;

(x) Leases. Enter into any operating lease;

(xi) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $25,000 in any one case, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (a) the payment, discharge or satisfaction of liabilities reflected or reserved against in the Financial Statements and currently due and payable, and (b) the payment of Professional Fees; provided, that Target shall not make any payment described in clause (b) above to the extent that, after giving effect to such payment, the Working Capital requirements set forth in Section 7.3(k) are not satisfied.

(xii) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements, or enter into any capital leases, except in the ordinary course of business and in no event shall such expenditures, additions, improvements or leases in the aggregate be in excess of $25,000;

(xiii) Insurance. Reduce the amount of any insurance coverage provided by existing insurance policies;

(xiv) Employee Benefit Plans; New Hires; Pay Increases. Adopt or amend any employee benefit or stock purchase or option plan, hire any new director level employee, officer level employee, non-director employee or non-officer employee, except solely to replace non-director or non-officer employees that either leave or are terminated after the date of this Agreement, pay any bonus or remuneration to any employee or director except for payments previously committed to in writing, which payments are disclosed on Section 5.1(xiv) of the Disclosure Schedule or increase the salaries or wage rates of its employees;

(xv) Severance Arrangements. Grant, or change any severance or termination pay to any director, officer or employee, except payments made pursuant to written agreements or written policies already in effect which are specifically disclosed and described on Section 5.1(xv) of the Disclosure Schedule.

(xvi) Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where Target in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Autobytel prior to the filing of such a suit, or (iii) for a breach of this Agreement;

(xvii) New Business; Acquisitions. Enter into any new line of business or acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business, or acquire or agree to acquire any equity securities of any corporation, partnership, association or business organization;

(xviii) Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

(xix) Accounting Practices. Change any of its accounting practices, except as required by GAAP or applicable law; or.

(xx) Other. Take or agree in writing or otherwise to take, any of the actions described in this Section 5.1, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder, or which would have a Material Adverse Effect on Target.

5.2 Employee Notices. Target shall give all notices and other information required by applicable law to be given to the employees of Target, any collective bargaining unit representing any group of employees of Target, and any applicable Government Entity under the Worker Adjustment and Retraining Notification

Act (which shall be given not later than three (3) days after receipt of a written request from Autobytel to deliver such notice), the National Labor Relations Act, the Code, COBRA, and other applicable law in connection with the transactions provided for in this Agreement and with respect to events occurring prior to the Effective Time.

5.3 Reserved.

5.4 Notification of Certain Matters. Each party hereto shall give prompt notice, in accordance with Section 9.1, to each of the other parties of the occurrence or nonoccurrence of any event which would be likely to cause (i) any representation or warranty made by it and contained in this Agreement to be untrue or inaccurate, and (ii) any failure by such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.4 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

5.5 Exclusivity. Prior to sixty (60) days after the date hereof, each Shareholder and Target shall not, and shall cause its officers, directors, agents, employees and representatives not to, directly or indirectly, solicit or initiate any discussions or negotiations with, or provide any information to, or otherwise cooperate in any other way with any Person or group of Persons (other than Autobytel and its representatives, officers and agents) concerning (a) the sale of any assets of Target or the sale of any of Target Capital Stock or securities convertible, exercisable or exchangeable into Target Capital Stock, other than in the ordinary course of Target’s business, or (b) any merger, consolidation, liquidation, dissolution or similar transaction involving Target. Each Shareholder and Target shall immediately notify Autobytel if any discussions or negotiations are sought to be initiated, an inquiry or proposal is made or any information is requested with respect to, any such transaction, and shall communicate to Autobytel the terms of any proposal which it may receive in respect of any such transaction.

5.6 Efforts of Parties to Close. During the period from the date hereof and continuing through the Closing Date, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including, without limitation: (i) obtaining all licenses, permits, consents, approvals, authorizations, qualifications and orders of each Governmental Entity and parties to contracts with such party as are necessary for the consummation of the transactions contemplated hereby; (ii) the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby; (iii) making, or causing to be made, all such filings and submissions as are required to be made under any applicable law in connection with the transactions contemplated hereby, and giving such reasonable undertakings as may be necessary in connection therewith; and (iv) coordinating and cooperating with the other parties in exchanging information and supplying reasonable assistance as may be requested in connection with the filings and other actions contemplated by this Section 5.6.

5.7 Certain Communications. Each party to this Agreement agrees that it will not, and will cause its authorized agents and representatives not to, use any information obtained in connection with the transactions contemplated hereby for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of applicable law, each party to this Agreement shall keep confidential, and shall cause its authorized agents and representatives to keep confidential, all such information except as otherwise consented to by Autobytel and Target on behalf of itself and the Shareholders; provided, however, that Autobytel shall not be precluded from making any disclosure which it deems is required by applicable law. In the event Autobytel is required to disclose any information pursuant to the immediately preceding sentence, it shall give at least twenty four (24) hours prior notice of such disclosure to Target.

ARTICLE VI.

ADDITIONAL AGREEMENTS; REPRESENTATIONS

6.1 Access to Information.

(a) Access. Target shall afford Autobytel and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of its and its subsidiaries’ properties, books, contracts, commitments and records, and (ii) all other information concerning its business, properties and personnel as Autobytel may reasonably request. Target agrees to provide Autobytel and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

(b) Ongoing Operations. Subject to compliance with applicable law, from the date hereof until the Effective Time, Target shall confer on a regular and frequent basis with one or more representatives of Autobytel to report operational matters of materiality and the general status of its ongoing operations.

(c) No Modification. No information or knowledge obtained in any investigation pursuant to this Section 6.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

6.2 Public Disclosure. Unless otherwise permitted by this Agreement, Autobytel and Target shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the NASD. In the event that such disclosure is so required, the party required to make the disclosure shall provide the other party with as much prior notice as is practicable and will in good faith cooperate with such party in preparing a mutually acceptable disclosure.

6.3 Consents. Each of Autobytel and Target shall promptly apply for or otherwise seek, and use commercially reasonable efforts to obtain, all consents, waivers and approvals required to be obtained by it, including those under any contracts, for the consummation of the Merger.

6.4 Merger Filings. On the Closing Date, Merger Sub and Target shall cause their duly authorized officers to prepare, execute and acknowledge the Certificate of Merger and the Texas Merger Filing and to cause such documents to be duly filed with the Secretaries of State of Delaware and Texas respectively, on the Closing Date.

6.5 Indemnification Escrow Agreement. Autobytel and the Shareholders shall execute and deliver the Indemnification Escrow Agreement on or prior to the Closing Date.

6.6 Investor Questionnaires. Target shall use its commercially reasonable efforts to cause each of the Persons listed in Section 3.28 of the Disclosure Schedule to complete, execute, and deliver to Autobytel the Investor Questionnaire referred to in Section 3.28 hereof.

6.7 Blue Sky Laws. Autobytel shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Autobytel Common Stock in connection with the Merger, and Target and the Shareholders shall use commercially reasonable efforts to assist Autobytel as may be necessary to comply with such securities and blue sky laws.

6.8 Reserved.

6.9 Subsequent Shareholders. If, after the date hereof, any Person becomes a Shareholder of Target, through the exercise of Target Options or Target Warrants or otherwise, Target shall cause such Person to execute and deliver to Autobytel a joinder agreement, in form and substance reasonably acceptable to Autobytel, pursuant to which such Person agrees to be subject to this Agreement to the same extent as if such Person had executed and delivered this Agreement as a Shareholder on the date hereof (a “Joinder Agreement”).

6.10 Tax Indemnity. The Shareholders agree to indemnify (on an after-tax basis) Autobytel for any Taxes Autobytel, Merger Sub or Surviving Corporation incurs as a result of a determination by any taxing authority that the Merger does not qualify as a reorganization within the meaning of Section 368(a) of the Code; it being understood that the Shareholders’ indemnity obligations required by this Section 6.10 shall not be subject to the Indemnification Escrow Agreement and shall not be satisfied by the Escrowed Consideration. Notwithstanding any other provision of this Agreement or the Indemnification Escrow Agreement to the contrary, this Section 6.10 shall survive the Closing and continue in full force and effect.

6.11 Avoidance of Excess Parachute Payments. Target shall not permit any payment, benefit or accelerated vesting of benefits under any Plan, or permit any payment under this Agreement (including any payment in cancellation or settlement of Target Options and Target Warrants pursuant to Section 2.6(c)), to constitute an “excess parachute payment” within the meaning of Code Section 280G and its associated Treasury Regulations. Subject to the provisions of this Agreement, including, but not limited to, Article V, the preceding sentence shall not prohibit Target from taking any action with respect to which the shareholder approval requirements of Section 280G(b)(5)(B) of the Code will be met on or before the Closing Date. Target shall satisfy any such shareholder approval requirements in a manner and based on documents that are acceptable to Autobytel.

ARTICLE VII.

CONDITIONS TO THE MERGER

7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by the agreement of Autobytel, on behalf of itself and Merger Sub, and Target, on behalf of itself and the Shareholders:

(a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by any Governmental Entity seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use commercially reasonable efforts to have such injunction or other order lifted.

(b) Governmental Approval. Autobytel, Target and Merger Sub and their respective subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the transactions contemplated hereby, including such approvals, waivers, expirations of waiting periods and consents as may be required under the Securities Act and state blue sky laws.

7.2 Additional Conditions to Obligations of Target. The obligations of Target to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Target:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Autobytel and Merger Sub in this Agreement shall be true and correct on and as of the Effective Time as though such representations and warranties were made on and as of such time, except to the extent (A) for such failures to be true and correct that do not in the aggregate constitute a Material Adverse Effect on Autobytel and (B) for those representations or warranties which address matters only as of a specified date, in which case such representations and warranties shall have been true and correct as of such specified date, subject to the qualifications set forth in the preceding clause (A) as of such specified date (it being understood that, for purposes of determining the accuracy of such representations and warranties in connection with this clause (i), all Material Adverse Effect qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded), (ii) Autobytel and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Effective Time and (iii) Target shall have been provided with a certificate executed on behalf of Autobytel by its President certifying that the conditions set forth in this Section 7.2(a) shall have been fulfilled.

(b) No Material Adverse Effect. There shall not have occurred since the date of this Agreement any change that constitutes a Material Adverse Effect on Autobytel, determined without regard to whether such change constitutes a breach of a representation or warranty.

(c) Registration Rights Agreement. Autobytel shall have executed and delivered the Registration Rights Agreement attached hereto as Exhibit E dated the Effective Time.

(d) Opinion. Target shall have received an opinion of counsel for Autobytel in substantially the form attached hereto as Exhibit F.

(e) Reserved.

(f) Management Employment Agreements. The Management Employment Agreements attached hereto as Exhibit D shall have been executed and delivered by Merger Sub.

(g) Instruction Letter to Transfer Agent. Autobytel shall have executed and delivered to its transfer agent, with a copy to Target, an instruction letter irrevocably instructing such transfer agent to issue the certificates representing the shares of Autobytel Common Stock to be issued pursuant to Section 2.6.

7.3 Additional Conditions to the Obligations of Autobytel and Merger Sub. The obligations of Autobytel and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Autobytel:

(a) Representations, Warranties and Covenants.(i) The representations and warranties of Target in this Agreement shall be true and correct on and as of the Effective Time as though such representations and warranties were made on and as of such time, except (A) for such failures to be true and correct that do not in the aggregate constitute a Material Adverse Effect on Target and (B) for those representations and warranties which address matters only as of a specified date, in which case such representations and warranties shall have been true and correct as of such specified date, subject to the qualifications set forth in the preceding clause (A) as of such specified date (it being understood that, for purposes of determining the accuracy of such representations and warranties in connection with this clause (i), all Material Adverse Effect qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded), (ii) Target shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time and (iii) Autobytel shall have been provided with a certificate executed on behalf of Target by its President certifying that the conditions set forth in this Section 7.3(a) shall have been fulfilled.

(b) Third Party Consents. Autobytel shall have been furnished with evidence satisfactory to it of the consent or waiver by all Persons necessary to complete the Merger.

(c) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Autobytel’s conduct or operation of the business of Target following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

(d) No Material Adverse Effect. There shall not have occurred any change since the date of this Agreement that constitutes a Material Adverse Effect on Target, determined without regard to whether such change constitutes a breach of a representation or warranty.

(e) Executed Contracts; Consents; Termination. Autobytel shall have been furnished with evidence reasonably satisfactory to it that Target has obtained (i) a release of claims, in form and substance reasonably acceptable to Autobytel, from each Shareholder, and (ii) the written consents and the evidence of written contracts set forth on Schedule 7.3(e)(ii), which consents and contracts shall be in form and substance reasonably acceptable to Autobytel. In addition, Autobytel shall have been furnished with evidence reasonably satisfactory to it that the agreements set forth on Schedule 7.3(e)(iii) shall have been terminated.

(f) Indemnification Escrow Agreement. The Indemnification Escrow Agreement attached hereto as Exhibit C shall have been duly executed and delivered by all of the parties thereto (other than Autobytel).

(g) Management Employment Agreements. The Management Employment Agreements attached hereto as Exhibit D shall have been executed and delivered by Fred van der Neut, Sanjay Desai, and Cynthia Albanese, respectively.

(h) Opinion. Autobytel shall have received an opinion of counsel for Target in substantially the form attached hereto as Exhibit G.

(i) Stock Transfers. The Escrow Agent (as defined in the Indemnification Escrow Agreement) shall have received from each Shareholder duly executed (in blank) and delivered stock transfers covering all of the shares of Autobytel Common Stock to be held in escrow pursuant to that agreement.

(j) No Registration. Autobytel shall be satisfied, in its reasonable discretion, that the shares of Autobytel Common Stock to be issued pursuant to this Agreement can be issued without registration under the Securities Act and applicable state securities laws.

(k) Assumed Debt; Working Capital; Cash. As of the close of business on the day immediately preceding the Closing Date, (i) Assumed Debt shall not exceed $1.5 million, (ii) Target’s Working Capital (excluding any payments received by Target from the repayment of Shareholder Notes) shall be greater than zero, and (iii) Target’s Cash (excluding any payments received by Target from the repayment of Shareholder Notes) shall be at least $100,000.

(l) Articles of Incorporation; Certificate of Good Standing. Target shall deliver to Autobytel (i) its Articles of Incorporation, and (ii) a good standing certificate, in each case, as certified by the Secretary of State of the State of Texas within five (5) days prior to the Closing.

(m) Certificate as to Assumed Debt, Cash, and Working Capital. Autobytel shall have been provided with a certificate executed on behalf of Target by its Chief Financial Officer certifying as to the actual amount of Target’s (i) Assumed Debt, (ii) Cash, and (c) Working Capital, in each case, prior to any adjustment required by Section 2.6.

(n) Non-Competition Agreements. Main Street shall have executed and delivered the Non-Competition Agreement in substantially the form attached hereto as Exhibit H.

(o) Spousal Consents. The spouse, if any, of each Shareholder shall have executed and delivered to Autobytel a spousal consent in substantially the form attached hereto as Exhibit I.

(p) Tax Representation Certificate. Target shall have executed and delivered to Autobytel’s counsel a tax representation certificate in substantially the form attached hereto as Exhibit J.

(q) Insurance. Target shall provide evidence, reasonably satisfactory to Autobytel, that it has obtained an extension or “tail” to its existing Directors & Officers Liability and Employment Practices Liability Insurance Policy with Admiral Insurance Company, which policy (as so extended) shall cover, for a period of six (6) years after the Effective Time, acts and omissions that occurred prior to the Effective Time.

ARTICLE VIII.

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Target, this Agreement may be terminated:

(a) by the mutual consent of Autobytel and Target;

(b) by either Autobytel or Target, if, without fault of the terminating party, the Closing shall not have occurred on or before April 30, 2004; provided, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement or would constitute a breach after notice and a failure to cure;

(c) by Autobytel, if (i) Target shall breach any of its representations, warranties, covenants or obligations hereunder and such breach shall not have been cured within ten (10) business days of receipt by Target of written notice of such breach (and Autobytel shall not have willfully breached any of its covenants hereunder, which breach is not cured), or (ii) if the Board of Directors of Target withdraws, modifies or changes its recommendation that the Shareholders approve the Merger or if there is any attempt by such Shareholders to modify or reduce their consent to the Merger in a manner which Autobytel reasonably regards as adverse to Autobytel and its stockholders, unless such withdrawal, modification or change is as a result of a breach by Autobytel that would entitle Target to terminate this Agreement or as a result of a Material Adverse Effect on Autobytel;

(d) by Target, if (i) Autobytel shall breach any of its representations, warranties, covenants or other obligations hereunder and such breach shall not have been cured within ten (10) business days following receipt by Autobytel of written notice of such breach (and Target shall not have willfully breached any of its covenants hereunder, which breach is not cured) or (ii) the Board of Directors of Autobytel withdraws, modifies or changes its approval of the issuance of the Merger Consideration in a manner Target reasonably regards as adverse to Target or its shareholders unless such withdrawal, modification or change is as a result of a breach by Target that would entitle Autobytel to terminate this Agreement or as a result of a Material Adverse Effect on Target; or

(e) by either Autobytel or Target if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Autobytel, Merger Sub or Target or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided, that notwithstanding the foregoing, the provisions of Article I (Definitions), Section 6.2 (Public Disclosure), Section 8.3 (Expenses Fees, excluding the proviso set forth therein), Article IX (General Provisions), and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement.

8.3 Expenses and Fees. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense; provided, that, Target shall not pay any cost or expense for Professional Fees to the extent that the payment thereof would cause the minimum Working Capital and Cash requirements set forth in Section 7.3(k) not to be satisfied. Rather, such fees and expenses shall be borne by the Shareholders.

8.4 Amendment. The boards of directors of each of Autobytel, Merger Sub, and Target may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided, that an amendment made without the unanimous consent of the Shareholders shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Target Common Stock, or (ii) alter or change any of the terms and conditions of this Agreement if such alteration or change would materially adversely affect the holders of Target Capital Stock or Merger Sub Common Stock.

8.5 Extension; Waiver. At any time prior to the Effective Time, Autobytel may, on behalf of itself and Merger Sub and to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of Target or the Shareholders, (ii) waive any inaccuracies in the representations and warranties made to Autobytel or Merger Sub contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of Autobytel or Merger Sub contained herein. Conversely, at any time prior to the Effective Time, Target may, on behalf of itself and the Shareholders and to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of Autobytel or Merger Sub, (ii) waive any inaccuracies in the representations and warranties made to Target or the Shareholders contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of Target or the Shareholders contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a writing signed by Autobytel or Target, as applicable.

8.6 Post Closing Audit.

(a) Working Capital, Cash, and Assumed Debt. Autobytel shall use commercially reasonable efforts to complete an examination (which shall be performed in accordance with GAAP consistently applied with the policies and procedures adopted by Target prior to the Effective Time, including such polices and procedures set forth on Section 3.5 of the Disclosure Schedule that are exceptions to GAAP) of Target’s financial books and records no later than forty five (45) days after the Effective Time (the actual date of completion of such examination, the “Audit Date”). At Autobytel’s discretion, such examination may include an audit performed by a third party accounting firm selected by Autobytel and, in such case, the appropriate officers of Target shall execute any management representation letters or other documents reasonably required by such accounting firm in order to complete such examination. No later than five (5) business days after the Audit Date, Autobytel shall provide to Fred van der Neut, on behalf of the Shareholders (the “Shareholders Representative”), in writing the actual amount of Audited Working Capital, Audited Cash, and Audited Assumed Debt of Target as of the close of business on the day preceding the Closing Date (and not as of the close of business on March 31, 2004), but prior to any adjustments required by Section 2.6(b), as set forth in the completed examination (the “Audit Notice”). If the Shareholders Representative does not agree with such Audited Working Capital, Audited Cash, or Audited Assumed Debt amount, (i) he shall deliver written notice (the “Shareholders Notice”) thereof to Autobytel no later than thirty (30) calendar days after the date of the Audit Notice, (ii) upon reasonable notice, the Surviving Corporation shall afford the Shareholders Representative and his accountants, counsel and other representatives reasonable access during normal business hours to the Surviving Corporation’s books and records for the sole purposes of allowing them to calculate the Audited Working Capital, Audited Cash, and/or Audited Assumed Debt amounts (as of the close of business on the day preceding the Closing Date and not March 31, 2004), and (iii) Autobytel and the Shareholders Representative shall cooperate in good faith to resolve any disagreements among them. If the Shareholders Notice is not timely delivered within such thirty (30) day period, then the amounts of Audited Working Capital, Audited Cash, and Audited Assumed Debt, as reflected in the Audit Notice, shall be final and binding. Notwithstanding any provision of this Agreement or any agreement contemplated hereby, if Autobytel and the Shareholders Representative cannot resolve their differences within ten (10) business days after the date of the Shareholders Notice, then Autobytel, on the one hand, and the Shareholders Representative, on the other hand, shall mutually select an internationally recognized accounting firm to resolve the matter and the conclusion of such internationally recognized accounting firm shall be final and binding on both Autobytel and the Shareholders. The fees and expenses of the internationally recognized accounting firm for resolution of the matter set forth in the previous sentence shall be shared equally between Autobytel, on the one hand, and the Shareholders, on the other hand.

(b) Recalculation of Merger Consideration.

(i) Acknowledgement. The parties acknowledge and agree that the amount of Merger Cash to be paid to the Shareholders in consideration for the Merger is to be based, in part, on the amount of Audited Working Capital, Audited Cash, and Audited Assumed Debt of Target as of the close of business on the day preceding the Closing Date, as such amounts impact the value of the assets Autobytel shall acquire in the Merger. The parties also acknowledge and agree that the calculations made pursuant to Section 2.6(a) and Section 2.6(b) will be made pursuant to Target’s good faith estimates of Working Capital, Cash, and Assumed Debt as of the close of business on March 31, 2004, and, as such, the amount of Merger Cash to which the Shareholders are entitled pursuant to Section 2.6(a) and Section 2.6(b), as calculated as of the Effective Time, may not be the same had the actual amount of Working Capital, Cash, and Assumed Debt as of the Effective Time been ascertainable by the parties. Accordingly, the parties agree that the amount of Merger Cash may need to be reduced following the examination described in Section 8.6(a) in the manner provided in this Section 8.6(b) and Section 8.6(c).

(ii) Promptly following the determination of the amounts of Audited Working Capital, Audited Cash, and Audited Assumed Debt in accordance with Section 8.6(a), whether as a result of the failure of the Shareholders Representative to deliver the Shareholders Notice, mutual agreement of the parties, decision of the internationally recognized accounting firm, or otherwise, Autobytel shall (A) recalculate the calculations made pursuant to Section 2.6(a) and Section 2.6(b), substituting in the place of the amounts of Assumed Debt, Working Capital, and Cash, the amounts of Audited Assumed Debt, Audited Working Capital, and Audited Cash (the “Recalculation”), (B) determine what effect, if any, the Recalculation has on the amount of Merger Cash to which the Shareholders are entitled pursuant to Section 2.6(a) and Section 2.6(b), and (C) deliver to the Shareholders Representative in writing the results of the Recalculation described in clause (A) and clause (B) (the “Recalculation Notice”). It is the intent of the parties that the Recalculation have the effect of calculating the amount of Merger Cash to which the Shareholders would be entitled if the actual amount of Working Capital, Cash, and Assumed Debt had been ascertainable by the parties at the close of business on the day immediately preceding the Closing Date.

(iii) If the Shareholders Representative does not agree with the calculations set forth in the Recalculation Notice, (A) he shall deliver written notice (the “Recalculation Response Notice”) thereof to Autobytel no later than five (5) business days after the date of the Recalculation Notice, and (B) Autobytel and the Shareholders Representative shall cooperate in good faith to resolve any disagreements among them. If the Recalculation Response Notice is not timely delivered within such five (5) business day period, then the amounts and calculations reflected in the Recalculation Notice, shall be final and binding. Notwithstanding any provision of this Agreement or any agreement contemplated hereby, if Autobytel and the Shareholders Representative cannot resolve their differences within ten (10) business days after the date of the Recalculation Response Notice, then Autobytel, on the one hand, and the Shareholders Representative, on the other hand, shall mutually select an internationally recognized accounting firm to resolve the matter and the conclusion of such internationally recognized accounting firm shall be final and binding on both Autobytel and the Shareholders. The fees and expenses of the internationally recognized accounting firm for purposes of resolution of the matter described in the previous sentence shall be shared equally between Autobytel, on the one hand, and the Shareholders, on the other hand.

(c) Merger Consideration Adjustments. If, after the determinations made pursuant to Section 8.6(b) have become final and binding (the “Final Merger Consideration Determination”), whether as a result of the failure of the Shareholders Representative to deliver the Recalculation Response Notice, mutual agreement of the parties, decision of the internationally recognized accounting firm, or otherwise:

(i) the amount of Merger Cash to which the Shareholders are entitled, as initially calculated pursuant to Section 2.6(a) and Section 2.6(b), is equal to the amount of Merger Cash to which the Shareholders are entitled, as set forth in the Final Merger Consideration Determination, then no adjustment to the Merger Consideration shall be made;

(ii) the amount of Merger Cash to which the Shareholders are entitled, as initially calculated pursuant to Section 2.6(a) and Section 2.6(b), is less than the amount of Merger Cash to which the Shareholders are entitled, as set forth in the Final Merger Consideration Determination, then Autobytel shall pay to the Shareholders Representative (for the benefit of the Shareholders) the difference, plus all or a portion of the cash received by the Surviving Corporation concurrently with the Closing from the repayment of Shareholder Notes (not to exceed, in the aggregate, $110,000), to the extent, but only to the extent, that it was not necessary to include such cash in Audited Working Capital or Audited Cash for Target to have Audited Working Capital of at least $200,000 and Audited Cash of at least $100,000. The Shareholders Representative shall distribute to each Shareholder such Shareholder’s Pro Rata Share of any amounts received from Autobytel pursuant to this Section 8.6(c)(ii).

(iii) the amount of Merger Cash to which the Shareholders are entitled, as initially calculated pursuant to Section 2.6(a) and Section 2.6(b), is greater than the amount of Merger Cash to which the Shareholders are entitled, as set forth in the Final Merger Consideration Determination, then each Shareholder shall deliver to Autobytel in cash such Shareholder’s Pro Rata Share of the remaining shortfall.

(d) Adjustments to Preserve Tax Free Merger Status. The provisions provided in this Section 8.6 are subject to Section 2.6(b)(ii). Furthermore, nothing in this Agreement is intended to prevent Autobytel from acquiring at least seventy percent (70%) of the gross assets and ninety percent (90%) of the net assets of Target, and Autobytel, Target and the Shareholders hereby agree to apply the provisions of this Agreement so that Autobytel will indeed acquire at least seventy percent (70%) of the gross assets and ninety percent (90%) of the net assets of Target.

ARTICLE IX.

GENERAL PROVISIONS

9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered to a party at the address set forth for that party below (a) when hand delivered to the party, (b) when sent by facsimile to the number set forth below if sent between 12:00 a.m. and 5:00 p.m. recipient’s local time on a business day, or on the next business day if sent by facsimile to the number set forth below if sent other than between 12:00 a.m. and 5:00 p.m. recipient’s local time on a business day, as long as there exists evidence of a successful transmission in the form of a transmission receipt from the sending machine, (c) three business days after deposit in the U.S. mail with first class or certified mail receipt requested postage prepaid and addressed to the party at the address set forth below, or (d) the next business day after deposit with a nationally recognized overnight delivery service, postage prepaid, addressed to the party as set forth below with next business day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider. Each Person making a communication hereunder by facsimile shall promptly confirm by telephone to the Person to whom such communication was addressed each communication made by it by facsimile, but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given below, or designate additional addresses, for purposes of this Section 9.1 by giving the other parties written notice of the new address in the manner set forth above.

(a)	if to Autobytel or Merger Sub, to:

Autobytel Inc.

18872 MacArthur Blvd.

Irvine, CA 92612-1400

Attention: General Counsel

Facsimile No.: (949) 862-1323

Telephone No.: (949) 862-3016

with a copy to:

Paul, Hastings, Janofsky & Walker LLP

695 Town Center Drive, 17th Floor

Costa Mesa, CA 92626

Attention: Peter Tennyson, Esq.

Facsimile No.: (714) 979 1921

Telephone No.: (714) 668-6237

(b)	if to Target or any Shareholder, to:

Fred Van der Neut

14102 Tiff Trail Drive

Houston, TX 77095

Facsimile No.: (281) 657-0716

Telephone No.: (281) 463-1692

(c)	with a copy to:

Brad Eastman, P.C.

935 Harvard

Houston, Texas 77008

Attention: Brad Eastman

Facsimile No.: (713) 802-9477

Telephone No.: (713) 426-3993

9.2 Counterparts Facsimile Signatures. This Agreement may be executed in one or more counterparts and by facsimile signature, each of which shall be considered an original and all of which shall be deemed one and the same agreement.

9.3 Entire Agreement. This Agreement and the documents and instruments and other agreements referred to herein, including the exhibits and schedules hereto and thereto, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and thereof, and supersedes all prior and contemporaneous agreements and understandings of the parties with respect thereto, whether oral or written.

9.4 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted in a manner reasonably calculated to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.5 Remedies Cumulative. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to principles of conflicts of law, except to the extent that the laws of the State of Delaware govern the effectiveness of the Merger and the laws of the State of Texas govern the filing of the Texas Merger Filing.

9.7 Dispute Resolution and Arbitration.

(a) Other than as set forth in Section 8.6 hereof, any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement or any agreement, schedule or exhibit contemplated hereby or entered into pursuant hereto, or the performance, breach or termination hereof or thereof, shall be submitted to binding arbitration, and any such Dispute shall be decided by one (1) arbitrator mutually agreeable to Autobytel and the Shareholders Representative. If Autobytel and the Shareholders Representative cannot agree on one (1) arbitrator, the Dispute shall be submitted to the American Arbitration Association (“AAA”) in Phoenix, Arizona, and AAA shall appoint an arbitrator to resolve the Dispute under its Commercial Arbitration Rules. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the Dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a court of competent law or equity, if the arbitrator determines that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator as to the validity and amount of any claim shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator.

(b) Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall be held in Phoenix, Arizona under the Commercial Arbitration Rules then in effect of AAA. The non-prevailing party to an arbitration shall pay its own costs and expenses, the fees and costs of the arbitrator, the administrative costs of the arbitration, and the expenses, including without limitation, reasonable attorneys’ fees and costs, incurred by the other parties to the arbitration.

9.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.9 Assignment. Neither Target nor any Shareholder may assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Autobytel.

9.10 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of, and be binding upon, the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations, or liabilities under, or by reason of, this Agreement, except as expressly provided in this Agreement.

9.11 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.12 Amendments. Subject to Section 8.4, any term of this Agreement may be amended only with the written consent of Autobytel, Merger Sub, Target and the Majority Holders.

9.13 Waivers. Subject to Section 8.5, the observance of any term of this Agreement may be waived only with the written consent of the party entitled to enforce such term; provided, that Autobytel may waive on behalf of itself and Merger Sub, and Target may waive on behalf of itself and the Shareholders.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

AUTOBYTEL INC.

By:	/s/ Jeffrey Schwartz
Name:	Jeffrey Schwartz
Title:	Chief Executive Officer and President

AUTOBYTEL LONESTAR CORP.

By:	/s/ Ariel Amir
Name:	Ariel Amir
Title:	Vice President

iDRIVEONLINE, INC.

By:	/s/ Fred van der Neut
Name:	Fred van der Neut
Title:	President and Chief Executive Officer

SHAREHOLDERS:

/s/ Sanjay Desai
Sanjay Desai

/s/ Fred van der Neut
Fred van der Neut

/s/ Cynthia Albanese
Cynthia Albanese

/s/ Thad Minyard
Thad Minyard

[SIGNATURE PAGE TO ACQUISITION AGREEMENT]

SHAREHOLDERS:

INTERNET TECHNOLOGY GROUP, INC.

By:	/s/ Alex Mintz
Name:	Alex Mintz
Title:	President

MAIN STREET MEZZANINE FUND, LP

By:	/s/ Dwayne Hyzak
Name	Dwayne Hyzak
Title:	Managing Director

/s/ Stan Bunting
Stan Bunting

/s/ Steve Solcher
Steve Solcher

/s/ Suhrid Thakore
Suhrid Thakore

/s/ Chris Solcher
Chris Solcher

/s/ Tim Zeuch
Tim Zeuch

/s/ Arlen Greer
Arlen Greer

[SIGNATURE PAGE TO ACQUISITION AGREEMENT]

SHAREHOLDERS:

/s/ Kurt Kubicki
Kurt Kubicki

/s/ Shawn Jeffcoat
Shawn Jeffcoat

/s/ Lenice Kaspar
Lenice Kaspar

[SIGNATURE PAGE TO ACQUISITION AGREEMENT]